    As filed with the Securities and Exchange Commission on December 10, 1996

                        Registration No. 333- _________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    ________________________________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                          THE SECURITIES ACT OF 1933
                            MRV COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in Its charter)

           Delaware                            3577/3674                            06-1340090
(State or other jurisdiction of       (Primary Standard Industrial               (I.R.S. Employer
incorporation or organization)        Classification Code Number)             Identification Number)

                             8917 Fullbright Avenue
                          Chatsworth, California 91311
                                 (818) 773-9044
                              (818) 773-0906 (Fax)
 (Address, Including Zip Code,  and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                      ___________________________________

                                  NOAM LOTAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             8917 FULLBRIGHT AVENUE
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 773-9044
                              (818) 773-0906 (FAX)
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                     ___________________________________

                                   Copies to:
                              Mark A. Klein, Esq.
                          Freshman, Marantz, Orlanski,
                                 Cooper & Klein
                        9100 Wilshire Boulevard, 8-East
                          Beverly Hills, CA 90212-3480
                           Telephone: (310) 273-1870
                           Facsimile: (310) 274-8357

         Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                                                  Proposed Maximum
                                                                   Proposed           Aggregate          Amount of
       Title of Each Class of               Amount to Be        Maximum Price      Offering Price      Registration
     Securities to Be Registered             Registered          per Unit (1)            (1)              Fee (2)
----------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.0034 par value ...     5,160,999 shares(2)(3)   $22.00            $113,541,978       $34,406.66
----------------------------------------------------------------------------------------------------------------------

                                               (Footnotes to table on next page)

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

         Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus contained herein constitutes a combined Prospectus relating to this Registration Statement and Registration Statement No. 333-00210.

         Footnotes to table on outside front cover page of registration statement:

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

(2) A filing fee of $4,172.52 was previously paid in connection with Registration Statement (File no. 333-00210) registering a total of 3,332,782 shares of Common Stock (1,666,391 before giving effect to a 2-for-1 forward stock split effected July 29, 1996). 2,725,708 shares of Common Stock are being carried forward from such earlier Registration Statement (the "Earlier Registration Statement").



(3) As in the case of the shares being carried forward from the Earlier Registration Statement, all of the shares being registered by this Registration Statement are being registered for resale and include: (i) 2,283,304 shares of Common Stock that were outstanding at December 5, 1996; (ii) 3,021,280 shares that are issuable upon exercise of warrants outstanding at December 5, 1996, including the maximum number of shares of Common Stock issuable in connection with warrants (the "Debenture Warrants") issued in conjunction with the issuance of the Company's $30,000,000 principal amount of 5% convertible subordinated debentures due August 6, 1999 (the "Debentures"); and (iii) the maximum number of shares of Common Stock required to be issued upon conversion of the Debentures and the exercise of the Debenture Warrants. Also registered hereunder are an indeterminate number of shares that may be issuable upon exercise of warrants and/or conversion of the Debentures by reason of adjustments in the exercise or conversion prices, respectively. In connection with Debenture Warrants and Debentures, the number of shares of registrant's Common Stock issued and issuable shall not exceed 3,182,123, of which 600,000 shares are reserved, first, for issuance upon the exercise of the Debenture Warrants and second for issuance upon conversion of the Debentures, if and to the extent the Warrants expire without exercise.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law.


                 Subject to Completion, dated December 10, 1996
                                   PROSPECTUS
                                7,886,707 SHARES
                            MRV COMMUNICATIONS, INC.
                                  COMMON STOCK

         All shares of common stock, $0.0034 par value (the "Common Stock") of MRV Communications, Inc. ("MRV" or the "Company") offered hereby (the "Shares") are being offered by certain stockholders and other security holders of the Company named herein (the "Selling Security Holders"). Of the 7,886,707 Shares being offered for resale: (i) 2,283,304 shares were outstanding at December 5, 1996 and are being offered for the accounts of the holders (the "Selling Stockholders"); (ii) 3,021,280 shares (the "Warrant Shares") are issuable upon exercise of certain warrants outstanding at December 5, 1996 (the "Warrants") and are being offered for the accounts of the holders of the Warrants (the "Sellers of Warrant Shares"); (iii) and up to 2,582,123 shares (the "Debenture Shares") are issuable upon conversion of the outstanding balance of $30,000,000 principal amount of 5% convertible subordinated debentures due August 6, 1999 (the "Debentures") and are being offered for the accounts of holders of the Debentures (the "Sellers of Debenture Shares"). Included in the Warrant Shares are 146,910 shares of Common Stock (the "Representative's Warrant Shares") being offered by Hampshire Securities Corporation ("Hampshire Securities") and certain of its principals. Hampshire Securities was the representative of the underwriters in the Company's public offering in January 1995 and the Company issued Hampshire Securities warrants (the "Representative's Warrants") to purchase the Representative's Warrant Shares at $5.60 per share. Information concerning the Selling Security Holders may change from time to time and will be set forth in Supplements to this Prospectus. The Company will not receive any proceeds from the sale of Shares offered by the Selling Security Holders.

         At December 5, 1996, there were $17,825,000 principal amount of Debentures outstanding. Through December 5, 1996, $12,175,000 principal amount of Debentures had been converted into 785,385 shares of Common Stock at an average conversion rate of $15.50 per share. The Debentures bear interest at 5% per annum payable semi-annually on February 7 and August 7. The Debentures are convertible into Common Stock at any time at the option of the holders (and will automatically convert into Common Stock at maturity if not earlier converted or redeemed at a conversion rate (the "Conversion Rate") equal to the quotient determined by dividing the principal plus accrued but unpaid interest at the conversion date by the "Conversion Date Market Price," as defined in the Debenture. The Conversion Date Market Price is a specified percentage of the prevailing market price of the Company's Common Stock on the conversion date, which is defined in the Debentures as the average of the closing bid price of a share of the Company's Stock on the Nasdaq National Market for the five trading days immediately preceding the conversion date. The Conversion Date Market Price is 85.5% of the applicable market price if the Debentures are converted during the 30 days beginning December 6, 1996. The Conversion Date Market Price decreases by an additional 1% each 30 days after January 4, 1997 until it reaches a floor of 77.5%. Provided that the Registration Statement of which this Prospectus is a part (the "Registration Statement") remains effective, the Company can force conversion of $8,050,000 principal amount of Debentures (the "First Series of Debentures") at the applicable Conversion Rate from and after 60 business days of the effective date of the Registration Statement (the "Effective Date") upon at least 30 business days' prior notice and the Company can force conversion of the remaining $9,775,000 principal amount of Debentures at the applicable Conversion Rate from and after the business day following the conversion of the First Series of Debentures in their entirety upon at least 30 business days' prior notice. In conjunction with the issuance of the Debentures, the Company issued warrants (the "Debenture Warrants"), exercisable until August 6, 1999 at a weighted average exercise price of $26.67 per share, to purchase an aggregate of 600,000 shares of Common Stock. The shares underlying the Debenture Warrants are also included in the Warrant Shares covered by this Prospectus.

        The distribution of the Shares by the Selling Security Holders may be effected from time to time in one or more transactions for their own accounts (which may include block transactions) on the Nasdaq National Market or any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling Shares to or through broker-dealers, including broker-dealers who may act as underwriters, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the



                              (Cover page of Prospectus continued on next page)

(Cover page of Prospectus continued)

Selling Security Holders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Security Holders may also sell Common Stock pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act") or pledge Shares as collateral for margin accounts, and such Shares could be resold pursuant to the terms of such accounts.

        The aggregate proceeds to the Selling Security Holders from the sale of the Shares will be the purchase price of such shares less discounts, concessions or commissions, if any. The Company will pay all other expenses of this offering which are estimated at $125,000.

        The Selling Security Holders and any brokers, dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions or commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares may be deemed to be underwriting compensation under the Securities Act.

         The Company intends that the Registration Statement will remain effective until August 6, 1999 or such earlier date as of which such Registration Statement is no longer required for the transfer of the subject securities.

         The Common Stock is quoted on the Nasdaq National Market under the symbol "MRVC." On December __, 1996, the closing sale price for the Common Stock was $____ per share. See "Price Range of Common Stock."


         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              THE DATE OF THIS PROSPECTUS IS DECEMBER __, 1996.

                             AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, filed reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N. W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such materials can also be obtained by written request to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N. W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is quoted on The Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N. W., Washington, D.C. 20006.

         The Company has filed a Registration Statement under the Securities Act with the Commission with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission. Statements contained in this Prospectus such as the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N. W., Judiciary Plaza, Washington, D. C. 20549, and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are hereby incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K the year ended December 31, 1995 filed with the Commission on April 1, 1996, as amended by its Annual Report on Form 10-K/A filed on June 18, 1996 ;


         2. The Company's Reports on Form 10-Q filed with the Commission on May 16, 1996, August 14, 1996 and November 14, 1996, and the Company's Reports on Form 8-K and 8-K/A filed with the Commission on October 10, 1996 and
December 9, 1996, respectively.


         3. The description of the Company's Common Stock offered for resale hereby contained in the Company's Registration Statement on Form 8-A filed with the Commission on June 8, 1992, as amended by its Form 8-A/A filed with the Commission on February 24, 1994, including any amendment or report filed for the purpose of updating such description.

         All reports and other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part
of this Prospectus.   The Company hereby undertakes to provide without charge
to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to the Chief Financial Officer of the Company, at the Company's principal executive offices at 8917 Fullbright Avenue, Chatsworth, California 91311 or by fax at (818) 773-0906 or by telephone at
(818) 773-9044.

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the factors discussed in "Risk Factors" and elsewhere in this Prospectus.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

         MRV is a leading manufacturer and marketer of high speed network switching and fiber optic transmission systems which enhance the performance of existing data- and telecommunications networks. The Company designs, manufactures and sells two groups of products: computer networking products, primarily Ethernet LAN switches, hubs and related equipment and fiber optic components for the transmission of voice, video and data across enterprise, telecommunications and cable TV networks. The Company's advanced networking solutions greatly enhance the functionality of LANs by reducing network congestion while allowing end users to preserve their legacy investments in pre-existing networks and providing cost-effective migration paths to next generation technologies such as Gigabit Ethernet. The Company's fiber optic components incorporate proprietary technology which delivers high performance under demanding environmental conditions.

         The market for LAN switches is expected to grow rapidly from $1.6 billion in 1995 to $6.9 billion by 1999, a compound annual growth rate of 44%, according to estimates by Dataquest, a market research firm. The worldwide fiber optics market, including cables, connectors and transceivers, was $6.1 billion in 1995 and is estimated to grow to $12.3 billion in 1999, a compound annual growth rate of 19%, according to KMI Corporation, a market research firm. MRV has focused on developing technologies in the most rapidly growing segments of these markets: Ethernet switches and the access networks and PCS infrastructure segment of the fiber optic market. The rapid growth of these segments is mainly due to increased usage and higher bandwidth needs whose growth is stimulated by: (i) an increased number of users connected to networks, (ii) the expansion of the Internet, (iii) higher bandwidth applications such as multimedia, (iv) lower costs as a result of advances in technology and (v) the expansion and upgrade of access networks to provide advanced communication services such as video conferencing, high- speed Internet access and interactive TV.

         MRV has experienced positive sequential growth over the past 26 quarters with double digit growth in fourteen of the past fifteen quarters. The Company has positioned itself in an effort to take advantage of continuing growth opportunities by: (i) targeting high potential growth markets in the communications arena, (ii) bringing state of the art technology early to market, (iii) capitalizing on its manufacturing expertise and proprietary technologies, (iv) facilitating growth by expanding its worldwide distribution system and (v) selectively targeting acquisitions of complementary businesses.


         The Company's ability to bring state of the art technology early to market has been a critical component of its success. MRV was among the first companies to introduce a Fast Ethernet switch which increased the transmission speed of traditional Ethernet LANs from 10 Mbps to 100 Mbps. In June 1996, MRV introduced MegaSwitch II which the Company believes was the first dual speed auto-select Ethernet switch with planned uplinks to ATM and Gigabit Ethernet.
In November 1996, MRV's proposal to the IEEE Gigabit Ethernet task force for a new Gigabit technology which maximizes bandwidth utilization, doubles achievable transmission distances and enables delay sensitive applications such as video conferencing was accepted. MRV also recently started volume shipments of a new bidirectional optical transmission and reception module for Fiber-to-the-Curb applications.


         MRV is rapidly expanding its marketing efforts in order to leverage its research and development and production capabilities. The Company's world wide sales and marketing strategy is focused on four channels of distribution:
(i) OEM sales and partnerships with major manufacturers such as Intel, Fujitsu and UB Networks, (ii) VARs and systems integrators used to target vertical niches, (iii) commission based manufacturers representatives and (iv) domestic and international distributors.

         Recently, MRV has made a series of acquisitions that have: (i) expanded its worldwide distribution capabilities, (ii) enhanced its research and development efforts and (iii) broadened its product lines. In 1995, the Company acquired the assets of Galcom Networking, Ltd. and Ace 400 Communications, Ltd. for a total of approximately $7 million. In September 1996, MRV acquired the assets of Elbit Ltd.'s Fibronics business for approximately $23.5 million which has added strong, complementary, established product lines, a research and development and manufacturing facility and European, U.S. and Asian sales offices and personnel.

         The Company's principal executive offices are located at 8917 Fullbright Avenue, Chatsworth, California 91311 and its telephone and fax numbers are (818) 773-9044 and (818) 773-0906, respectively. The Company maintains Web sites at "http://www.mrv.com" and "http://www.nbase.com." Information contained in the Company's Web sites shall not be deemed part of this Prospectus.

         Except as otherwise noted, all share and per share data in this Prospectus has been adjusted to reflect a 1.5-for-1 and 2-for-1 forward stock splits of the Company's Common Stock effected on March 20, 1996 and July 29, 1996, respectively.


         As used in this Prospectus, "MRV" or the "Company" refers to MRV Communications, Inc., its predecessor and its wholly-owned consolidated subsidiaries, except where the context otherwise indicates. Any Speed to Any Speed Ethernet, GigaFrame GigaHub, JavaMan, NBase, MegaStack, MegaSwitch, MegaSwitch II, MegaVision, MRV Communications and West Hills LAN System are trademarks or trade names of the Company. Trademarks of other companies are also used in this Prospectus and are the property of their respective owners.

                                  RISK FACTORS

         An investment in the Shares involves a high degree of risk. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

         Risks of Technological Change, Development Delays and Product Defects. The Company is engaged in the design and development of devices for the fiber optic communication, computer networking and telecommunications industries. As with any new technologies, there is a substantial risk that the marketplace may not accept the Company's new products. Market acceptance of the Company's products will depend, in large part, upon the ability of the Company to demonstrate performance and cost advantages and cost-effectiveness of its products over competing products and the success of the sales efforts of the Company and its customers. There can be no assurance that the Company will be able to continue to market its technology successfully or that any of the Company's current or future products will be accepted in the marketplace. Moreover, the fiber optic communication, computer networking and telecommunications industries are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions, any of which could render the Company's existing products obsolete. The Company's success will depend upon its ability to enhance existing products and to introduce new products to meet changing customer requirements and emerging industry standards. The Company will be required to devote continued efforts and financial resources to develop and enhance its existing products and conduct research to develop new products. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. There can be no assurance that the Company will be able to identify, develop, manufacture, market or support new or enhanced products successfully or on a timely basis, that new Company products will gain market acceptance or that the Company will be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Furthermore, from time to time, the Company may announce new products or product enhancements, capabilities or technologies that have the potential to replace or shorten the life cycle of the Company's existing product offerings and that may cause customers to defer purchasing existing Company products or cause customers to return products to the Company.

         Complex products, such as those offered by the Company, may contain undetected software or hardware errors when first introduced or when new versions are released. While the Company has not experienced such errors in the past, the occurrence of such errors in the future could, and the inability to correct such errors would, result in the delay or loss of market acceptance of the Company's products, material warranty expense, diversion of engineering and other resources from the Company's product development efforts and the loss of credibility with the Company's customers, system integrators and end users, any of which would have a material adverse effect on the Company's business, operating results and financial condition.

         Competition. The markets for fiber optic components and network switching products are intensely competitive and subject to frequent product introductions with improved price/performance characteristics, rapid technological change and the continual emergence of new industry standards. The Company competes and will compete with numerous types of competitors, including companies which have been established for many years and have considerably greater financial, marketing, technical, human and other resources, as well as greater name recognition and a larger installed customer base, than the Company. This may give such competitors certain advantages, including the ability to negotiate lower prices on raw materials and components than those available to the Company. In addition, many of the Company's large competitors offer customers broader product lines which provide more comprehensive solutions than the Company currently offers. The Company expects that other companies will also enter markets in which the Company competes. Increased competition could result in significant price competition, reduced profit margins or loss of market share. There can be no assurance that the Company will be able to compete successfully with existing or future competitors or that competitive pressures faced by the Company will not materially and adversely affect the business, operating results and financial condition of the Company.

         Management of Growth. The Company has grown rapidly in recent years, with revenues increasing from $2,400,000 for the year ended December 31, 1991, to approximately $7,400,000, $17,500,000 and $39,200,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $57,800,000 for the nine months ended September 30, 1996. The Company's recent growth, both internally and through the acquisitions it has made since January 1, 1995 (see "The Company"), has placed a significant strain on the Company's financial and management personnel and information systems and controls, and the Company must implement new and enhance existing financial and management information systems and controls and must add and train personnel to operate such systems effectively. While the strain placed on the Company's personnel and systems has not had a material adverse effect on the Company to date, there can be no assurance that a delay or failure to implement new and enhance existing systems and controls will not have such an effect in the future. The Company's recent growth through the acquisition of the Fibronics Business discussed in "Risks Associated with Recent Acquisition and Potential Future Acquisitions" below and its intention to continue to pursue its growth strategy through efforts to increase sales of existing and new products can be expected to place even greater pressure on the Company's existing personnel and compound the need for increased personnel, expanded information systems, and additional financial and administrative control procedures. There can be no assurance that the Company will be able to successfully manage expanding operations.

         Risks Associated with Recent Acquisition and Potential Future Acquisitions. On September 26, 1996, the Company completed an acquisition (the "Fibronics Acquisition") from Elbit Ltd. ("Elbit") of certain of the assets and selected liabilities of Elbit's wholly-owned subsidiary, Fibronics Ltd. and its subsidiaries (collectively "Fibronics") related to Fibronics' computer networking and telecommunications businesses (the "Fibronics Business") in Germany, the United States, the United Kingdom, the Netherlands and Israel. The assets acquired include Fibronics' technology in progress and existing technology, its marketing channels, its GigaHub family of computer networking products and other rights. The purchase price for the Fibronics Business was approximately $22,800,000 approximately $10,500,000 of which was paid by the delivery of Common Stock and the balance in cash. See "The Company." During the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, the Fibronics Business reported net revenues of $33,355,000, $35,003,000 and $19,481,000, respectively, and net income (losses) of ($11,557,000), $79,000 and ($6,143,000), respectively. Assuming the acquisition of the Fibronics Business had occurred on January 1, 1995, pro forma combined results of the Company and the Fibronics Business for the year ended December 31, 1995 and the nine months ended September 30, 1996 reflect net revenues of $82,008,000 and $77,260,000, respectively, and net income (losses) of $1,538,000 and $(3,860,000), respectively. In connection with the Fibronics Acquisition, the Company incurred charges of $17,795,000 and $6,974,000 for purchased technology and restructuring, which caused the Company to incur a net loss of $13,268,000 for the nine months ended September 30, 1996 and is expected to result in a net loss for the year ending December 31, 1996. The Company's ability to operate the Fibronics Business profitably will depend upon its ability to integrate this business successfully, including (i) integration of the products, technologies and personnel of the Fibronics Business into the Company, (ii) management's ability to reduce operating costs of the Fibronics Business and (iii) the continued market acceptance of the products and technology acquired from Fibronics.


         An important element of management's strategy is to review acquisition prospects that would complement the Company's existing products, augment its market coverage and distribution ability or enhance its technological capabilities. While the Company has no current agreements or negotiations underway with respect to any new acquisitions, the Company may acquire additional businesses, products or technologies in the future. Future acquisitions by the Company could result in charges similar to those incurred in connection with the Fibronics Acquisition, potentially dilutive issuance of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's business, financial condition and results of operations and/or the price of the Company's Common Stock. Acquisitions entail numerous risks, including the assimilation of the acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. Prior to the Fibronics Acquisition, management had only limited experience in assimilating acquired organizations. There can be no assurance as to the ability of the Company to successfully integrate the products, technologies or personnel of any business that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

         International Operations. International sales have become an increasingly important segment of the Company's operations, with the acquisitions of Galcom and Ace in 1995 and the Fibronics Business in 1996. Approximately 18%, 19% and 45% of the Company's net revenues for the years ended December 1993, 1994 and 1995, respectively, and approximately 50% of the Company's net revenues for the nine months ended September 30, 1996 were from sales to customers in foreign countries. On a pro forma basis, including Fibronics sales, approximately 56% of the Company's net revenues for the nine months ended September 30, 1996 reflected sales to customers in foreign countries. The Company has offices in, and conducts a significant portion of its operations in and from, Israel. MRV is, therefore, directly influenced by the political and economic conditions affecting Israel. Any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners or a substantial downturn in the economic or financial condition of Israel could have a material adverse effect on the Company's operations.


         Sales to foreign customers are subject to government controls and other risks associated with international sales, including difficulties in obtaining export licenses, fluctuations in currency exchange rates, political instability, trade restrictions and changes in duty rates. Although the Company has not experienced any material difficulties in this regard to date, there can be no assurance that it will not experience any such material difficulties in the future. The Company's sales are currently denominated in U.S. dollars and to date its business has not been significantly affected by currency fluctuations or inflation. However, the Company conducts business in several different countries and thus fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive in particular countries, leading to a reduction in sales in that country. In addition, inflation in such countries could increase the Company's expenses. To date, the Company has not hedged against currency exchange risks. In the future, the Company may engage in foreign currency denominated sales or pay material amounts of expenses in foreign currencies and, in such event, may experience gains and losses due to currency fluctuations. The Company's operating results could be adversely affected by such fluctuations or as a result of inflation in particular countries where material expenses are incurred. Moreover, the Company's operating results could also be adversely affected by seasonality of international sales, which are typically lower in Asia in the first calendar quarter and in Europe in the third calendar quarter. These international factors could have a material adverse effect on future sales of the Company's products to international end-users and, consequently, the Company's business, operating results and financial condition.

         Manufacturing and Dependence on Suppliers and Third Party Manufacturers . The Company uses internally developed Application Specific Integrated Circuits ("ASICs"), which provide the functionality of multiple integrated circuits in one chip, in the manufacture of its Local Area Network ("LAN") switching products. To develop ASICs successfully, the Company must transfer a code of instructions to a single mask from which low cost duplicates can be made. Each iteration of a mask involves a substantial up-front cost, which costs can adversely affect the Company's result of operations and financial condition if errors or "bugs" occur following multiple duplication of the masks. While the Company has not experienced material expenses to date as a result of errors discovered in ASIC masks, because of the complexity of the duplication process and the difficulty in detecting errors, the Company could suffer a material adverse effect to its operating results and financial condition if errors in developing ASICs were to occur in the future. Moreover, the Company currently relies on a single foundry to fabricate its ASICs and does not have a long-term supply contract with this supplier, any other ASIC vendor or any other of its limited source vendors, purchasing all of such components on a purchase order basis. While the Company believes it would be able to obtain alternative sources of supply for the ASICs or other key components, a change in ASIC or other suppliers of key components could require a significant lead time and, therefore, could result in a delay in product shipments. While the Company has not experienced delays in the receipt of ASICs or other key components, any future difficulty in obtaining any of these key components could result in delays or reductions in product shipments which, in turn, could have a material adverse effect on the Company's business, operating results and financial condition.

         The Company outsources the assembly, test and quality control of material, components, subassemblies and systems relative to its networking products to third party contract manufacturers. Though there are a large number of contract manufacturers which the Company can use for its outsourcing, it has elected to use one vendor for a significant portion of board assembly requirements in order to foster consistency in quality of the products. This independent third party manufacturer also provides these services to other companies. Risks associated with the use of independent manufacturers include unavailability of or delays in obtaining adequate supplies of products and reduced control of manufacturing quality and production costs. If the Company's contract manufacturer fails to deliver products in the future on a timely basis, or at all, it would be extremely difficult for the Company to obtain adequate supplies of products from other sources in the near term.
There can be no assurance that the Company's third party manufacturer will provide adequate supplies of quality products on a timely basis, or at all. While the Company could outsource with other vendors, a change in vendors may require significant lead time any may result in shipment delays and expenses. The inability to obtain such products on a timely basis, the loss of such vendor or a change in the terms and conditions of the outsourcing would have a material adverse effect on the Company's business, operating results and financial condition.

         The Company relies exclusively on its own production capability for critical semiconductor lasers and light emitting diodes ("LEDs") used in its products. Because the Company manufactures these and other key components of its products at its own facility and such components are not readily available from other sources, any interruption of the Company's manufacturing process could have a material adverse effect on the Company's operations.
Furthermore, the Company has a limited number of employees dedicated to the operation and maintenance of its wafer fabrication equipment, the loss of any of whom could result in the Company's inability to effectively operate and service such equipment. Wafer fabrication is sensitive to many factors, including variations and impurities in the raw materials, the fabrication process, performance of the manufacturing equipment, defects in the masks used to print circuits on the wafer and the level of contaminants in the manufacturing environment. There can be no assurance that the Company will be able to maintain acceptable production yields and avoid product shipment delays. In the event adequate production yields are not achieved, resulting in product shipment delays, the Company's business, operating results and financial condition could be materially adversely affected.

         Potential Fluctuations in Operating Results. The Company's revenue and operating results could fluctuate substantially from quarter to quarter and from year to year. This could result from any one or a combination of factors such as the timing and amount of significant orders from the Company's largest customers, the Company's success in developing, introducing and shipping product enhancements and new products for the Company's products, the product mix sold by the Company, adverse effects to the Company's financial statements resulting from, or necessitated by, possible future acquisitions, new product introductions by the Company's competitors, pricing actions by the Company or its competitors, the timing of delivery and availability of components from suppliers, changes in material costs and general economic conditions. Although the Company has not had adverse fluctuations in results from continuing operations in the past, there can be no assurance that these factors or others, such as those discussed in "International Operations," would not cause such fluctuations in the future. The Company's expense levels during any particular period are based, in part, on expectations of future sales. If sales in a particular quarter do not meet expectations, operating results could be materially adversely affected. Further, there can be no assurance that the Company will be able to sustain its recent rate of growth or continue profitable operations.

         Present Lack of Patent Protection; Dependence on Proprietary Technology. The Company holds no patents and only recently has filed a patent application with respect to certain aspects of its technology. The Company currently relies on unpatented proprietary know-how, which may be duplicated, and employs various methods, including confidentiality agreements with employees, to protect its proprietary know-how. Such methods may not afford complete protection, however, and there can be no assurance that others will not independently develop such know-how or obtain access to it or independently develop technologies that are substantially equivalent or superior to the Company's technology. In the event that protective measures are not successful, the Company's business, operating results and financial condition could be materially and adversely affected. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that any patents will be issued as a result of the pending application or any future patent applications, or, if issued, would provide the Company with meaningful protection from competition. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented. Since United States patent applications are maintained in secrecy until patents issue and since the publication of inventions in technical or patent literature tends to lag behind such inventions by several months, the Company cannot be certain that it was the first creator of inventions covered by pending patent applications, that it was the first to file patent applications for such inventions or that the Company is not infringing on the patents of others. Litigation may be necessary to enforce the Company's patents, if issued, or other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations regardless of the final outcome of such litigation. In the event that any of the Company's products are found to infringe on the intellectual property rights of third parties, the Company would be required to seek a license with respect to such patented technology, or incur substantial costs to redesign the infringing products. There can be no assurance that any such license would be available on terms acceptable to the Company or at all, that any of the Company's products could be redesigned on an economical basis or at all, or that any such redesigned products would be competitive with the products of the Company's competitors.

         Dependence on Key Personnel. The Company is substantially dependent upon a number of key employees, including Dr. Shlomo Margalit, its Chairman of the Board of Directors and Chief Technical Officer, Dr. Zeev Rav-Noy, its Chief Operating Officer, and Noam Lotan, its President and Chief Executive Officer. The loss of the services of any one or more of these officers could have a material adverse effect on the Company. The Company has entered into employment agreements with each officer and owns and is the beneficiary of key man life insurance policies in the amounts of $1,000,000 each on the lives of Drs. Margalit and Rav-Noy and Mr. Lotan. There can be no assurance that the proceeds from these policies will be sufficient to compensate the Company in the event of the death of any of these individuals, and the policies do not cover the Company in the event that any of them becomes disabled or is otherwise unable to render services to the Company.

         Attraction and Retention of Qualified Personnel. The Company's ability to develop, manufacture and market its products and its ability to compete with its current and future competitors depends, and will depend, in large part, on its ability to attract and retain qualified personnel. Competition for qualified personnel in the networking and fiber optics industries is intense, and the Company will be required to compete for such personnel with companies having substantially greater financial and other resources than the Company. If the Company should be unable to attract and retain qualified personnel, the business of the Company could be materially adversely affected. There can be no assurance that the Company will be able to attract and retain qualified personnel.

         Share Prices Have Been and May Continue to Be Highly Volatile. Over the last several months, the market price of the Company's Common Stock has been extremely volatile. See "Price Range of Common Stock." The market price of the Common Stock is likely to continue to be highly volatile and could be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcement of technological innovations or new product introductions by the Company or its competitors, changes of estimates of the Company's future operating results by securities analysts, developments with respect to patents, copyrights or proprietary rights, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, it is possible that in a future fiscal quarter, the Company's results of operations will fail to meet the expectations of securities analysts or investors and, in such event, the market price of the Company's Common Stock would be materially adversely affected.

         Possible Issuance of Preferred Stock; Anti-takeover Provisions. The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, par value $.01 per share. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by stockholders. The terms of any such series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No preferred stock is currently outstanding, and the Company has no present plans for the issuance thereof. The Company has agreed not to issue any shares of preferred stock until December 7, 1997, without the prior written consent of H. J. Meyers & Co., Inc. (the successor to Thomas James Associates, Inc. the Company's underwriter in its initial public stock offering). The issuance of any such preferred stock could materially adversely affect the rights of the holders of Common Stock, and therefore, reduce the value of the Common Stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with, or sell its assets to, a third party, thereby preserving control of the Company by the present owners.

         Forward-looking Statements. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements may be deemed to include the Company's plans to develop and offer new and enhanced networking and optical transmission products and its efforts to expand its customer base. Such forward-looking statements may also be deemed to include the Company's expectations concerning factors affecting the markets for its products and the growth in those markets in general. Such forward-looking statements also may include the Company's expectations of benefits from the acquisition of the Fibronics Business. Actual results could differ from those projected in any forward-looking statements for, among other things, the reasons detailed in the other sections of this "Risk Factors" portion of the Prospectus. The forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                  THE COMPANY

         MRV is a leading supplier of high-speed network switching systems and fiber optic transmission components. The Company combines its expertise in these advanced technologies to provide flexible and efficient network solutions to customers in the computer LAN/WAN, telecommunications and cable TV markets. As a result of the expanding usage of networked computing applications, there is a growing need for networking equipment that improves the efficiency of networks and increases network capacity. The Company designs and sells two groups of products: (i) computer networking systems, including LAN switches, and (ii) fiber optic transmission solutions for digital applications, such as SONET, ATM, FDDI and Fast Ethernet, and analog applications, such as cable TV and PCS.

         The Company was organized in July 1988 as MRV Technologies, Inc., a California corporation and reincorporated in Delaware in April 1992, at which time it changed its name to MRV Communications, Inc.

         On May 1, 1995, the Company acquired certain assets and the distribution business of Galcom Networking, Ltd. ("Galcom"), a network equipment company located in Israel. The purchase price paid by the Company was approximately $900,000 in cash and the assumption of approximately $1,800,000 in liabilities and debt. In connection with the acquisition of assets from Galcom, the Company issued to Galcom and certain of its employees five-year warrants to purchase an aggregate of 300,000 shares at prices ranging from $4.25 to $7.38 per share.


         On June 29, 1995, the Company acquired certain assets and the distribution business of Ace 400 Communications Ltd. ("Ace"), a network equipment company also located in Israel. The purchase price paid by the Company was approximately $4,316,000 comprised of $100,000 in cash, the assumption of approximately $466,000 in liabilities and debt, the issuance of approximately 570,000 shares of Common Stock valued at approximately
$3,910,000 and extended a right to Ace to sell to the Company up to $400,000 of Ace's inventory. In connection with the acquisition of assets from Ace, the Company issued to the trustee and an employee of Ace five-year warrants to purchase an aggregate of 330,000 shares of Common Stock at prices ranging from $4.57 to $4.67 per share.

         The Galcom and Ace acquisitions provided the Company with experienced personnel and technology for the Token Ring LAN, IBM Connectivity and Multi-Platform Network Management, IBM NetView and HP OpenView markets. Following the acquisitions, the Company consolidated these operations in Israel with its networking operations in the U.S.

         On September 26, 1996, the Company completed the Fibronics Acquisition from Elbit, acquiring certain of the assets and selected liabilities related to Fibronics' computer networking and telecommunications businesses in Germany, the United States, the United Kingdom, the Netherlands and Israel. The assets acquired include Fibronics' technology in progress and existing technology, its marketing channels, its GigaHub family of computer networking products and other rights. The purchase price for the Fibronics Business was approximately $22,800,000, approximately $10,500,000 of which was paid by the delivery of 458,991 shares of Common Stock and the balance in cash. In connection with the Common Stock delivered to Elbit as partial payment of the purchase price, the Company has made certain guarantees to Elbit regarding the minimum proceeds Elbit will receive upon resale of the shares. First, with respect to 184,381 shares (the "LC Shares"), the Company has guaranteed that the LC Shares can be resold by Elbit for at least $4,230,000, plus interest at 0.67% per month from January 1, 1997 through the date of Elbit's resale. To secure any shortfall, the Company has delivered to Elbit pending resale of the LC Shares a letter of credit from a major bank, expiring on March 15, 1997, in the amount of approximately $4,300,000. Second, with respect to 274,610 shares (the "Additional Shares"), the Company has guaranteed that the Additional Shares can be resold by Elbit for at least $6,300,000, plus interest thereon at 0.67% per month from January 1, 1997 through the date of Elbit's resale. To secure any shortfall, the Company has delivered to a trustee pending resale of the Additional Shares an additional 137,305 shares of its Common Stock. After January 14, 1997, Elbit can, under certain circumstances, elect to cause the Company to repurchase the Additional Shares for

$6,300,000, plus interest thereon at 0.67% per month from January 1, 1997 through the date of the purchase of the shares by the Company, less any amounts realized by Elbit from any prior resales of the Additional Shares. Elbit may retain amounts received upon its resale of the LC Shares in excess of $4,230,000, but must pay to the Company any difference between the amount received upon resale of the Additional Shares and $6,300,000 (plus the accrued interest). The Company used a portion of the proceeds it received from a private placement of $30,000,000 principal amount of Debentures completed in September 1996 to fund the cash portion of the purchase price of the Fibronics Acquisition.

         With the integration of the Fibronics Business, MRV believes it will be able to enhance the development of Fast Ethernet and Gigabit Ethernet functions through the Fibronics GigaHub family of products, to offer a broader range of networking products and to benefit from combined distribution channels and sales in both the United States and Europe and greater product development capability.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sales of shares of Common Stock by the Selling Security Holders. Net proceeds, if any, received from the exercise of the Warrants will be added to working capital and used for general corporate purposes. There can be no assurance as to whether any, or the number of, Warrants may be exercised.

                                DIVIDEND POLICY

         The Company has never declared or paid cash dividends on the Common Stock since its inception. The Company currently intends to retain all of its earnings, if any, for use in the operation and expansion of its business and does not intend to pay any cash dividends to its stockholders in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK


         The Common Stock is traded in the over-the-counter market and has been included in the Nasdaq National Market since February 28, 1994 under the symbol "MRVC." The following table sets forth the high and low closing bid prices quoted with respect to the Common Stock for the period from January 1, 1994 to February 27, 1994, as reported by the Nasdaq SmallCap Market (as adjusted for the 3-for-2 stock split effected May 20, 1996 and the 2-for-1 stock split effected July 29, 1996) and the high and low closing prices of the Common
Stock for the periods after February 28, 1994 as reported by The Nasdaq National Market (as adjusted for the 3-for-2 stock split effected May 20, 1996 and the 2-for-1 stock split effected July 29, 1996).

                                                                                         HIGH         LOW
                                                                                         ----         ---
      1994:
      ----
    First Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $1.73        $1.42
    Second Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $2.21        $1.54
    Third Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $3.46        $2.13
    Fourth Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $4.04        $3.21

      1995:
      ----
    First Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $4.92        $3.59
    Second Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $4.46        $3.63
    Third Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $7.13        $4.25
    Fourth Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $8.46        $5.50

      1996:
      ----
    First Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $17.67        $8.42
    Second Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $37.13       $15.63
    Third Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $27.94       $15.00
    Fourth Quarter (through December 5, 1996)  . . . . . . . . . . . . . . . . . .       $24.88       $17.00

         On December 5, 1996, the last sale price of the Common Stock as reported on the Nasdaq National Market was $23.25 per share. At November 11, 1996, the Company had 219 stockholders of record, as indicated on the records of the Company's transfer agent, who held, management believes, for approximately 13,350 beneficial holders.

                            SELECTED FINANCIAL DATA


         The following selected statement of operations data for the three years in the period ended December 31, 1995 and the balance sheet data as of December 31, 1994 and 1995 are derived from the financial statements and notes thereto incorporated by reference herein audited by Arthur Andersen LLP, independent public accountants, as set forth in their report also incorporated by reference herein. The selected statement of operations data for the two years in the period ended December 31, 1992 and the balance sheet data as of December 31, 1991, 1992 and 1993 were derived from audited financial statements not included or incorporated herein. The pro forma selected statement of operations data for the year ended December 31, 1995 were derived from audited financial statements of the Company, Ace, Galcom and Fibronics. The selected financial data at September 30, 1996 and for the nine months ended September 30, 1995 and 1996 were derived from the Company's unaudited consolidated financial statements incorporated by reference herein and, in the opinion of management, contain all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information. The pro forma selected data for the nine months ended September 30, 1996 were derived from the unaudited consolidated financial statements of the Company and Fibronics. The Company's results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected in any future period or the year ending December 31, 1996. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company, including the notes thereto, incorporated by reference into this Prospectus.

                       CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                    Year ended December 31,                       Nine months ended September 30,
                                    -----------------------------------------------------------   -------------------------------
                                                                                      Pro forma                         Pro forma
                                    1991(1)    1992      1993      1994     1995(2)    1995(3)       1995      1996      1996(3)
                                    ------    ------    ------    ------   -------    ---------     ------    ------    ---------
                                                           (In thousands, except per share amounts)
Revenues, net . . . . . . . . . .   $2,401    $4,422    $7,426   $17,526    $39,202   $82,008       $26,162    $57,779    $77,260
Cost of goods sold  . . . . . . .    1,434     2,280     3,936    10,328     22,608    46,627        15,404     33,682     44,505
Research and develop-
  ment expenses . . . . . . . . .      336       589     1,103     2,144      4,044     5,146         2,662      5,787      7,666
Selling, general and
  administrative expenses . . . .      397       631     1,259     2,615      6,799    26,271         4,392      8,808     20,297
                                    ------    ------    ------    ------    -------   -------       -------    -------    -------
Operating income before
  non-recurring charges . . . . .      234       922     1,128     2,439      5,751     3,964         3,704      9,502      4,792
Purchased technology
  in progress(2)  . . . . . . . .        -         -         -         -      6,211         -         6,211     17,795          -
Restructuring costs(2)  . . . . .        -         -         -         -      1,465     1,465         1,465      6,974      6,974
                                    ------    ------    ------    ------    -------   -------       -------    -------    -------
Operating income (loss) . . . . .      234       922     1,128     2,439     (1,925)    2,499        (3,952)   (15,267)    (2,182)
Other income (expense)  . . . . .      (25)     (122)      198       162        654    (1,023)          526        296      1,137
                                    ------    ------    ------    ------    -------   -------       -------    -------    -------
Income (loss) before
  provision for income taxes,
  minority interests and
  extraordinary items . . . . . .      209       800     1,326     2,601     (1,271)    1,476        (3,426)   (14,971)    (3,319)
Provision (credit) for
  income taxes(1)                       20       282       487       983          2     2,238          (579)    (5,982)       424
Minority interests  . . . . . . .        -         -         -         -          -         -            -         117        117
Extraordinary item
  -debt restructuring . . . . . .        -        42         -         -          -     2,300            -           -          -
                                    ------    ------    ------    ------    -------   -------       -------    -------    -------
Net income (loss)(1)  . . . . . .     $189      $560      $839    $1,618    ($1,273)    1,538       $(2,847)   $(9,106)   $(3,860)
                                    ======    ======    ======    ======    =======   =======       =======    =======    =========
Net income (loss) per
  share(1)  . . . . . . . . . . .    $0.03     $0.08     $0.07     $0.13     ($0.07)    $0.08        $(0.15)    $(0.47)   $ (0.20)
Weighted average common
  and common equivalent
  shares outstanding (4)  . . . .    7,256     7,636    12,050    12,568     18,378    18,378        18,716     19,312     19,312

CONSOLIDATED BALANCE SHEET DATA:

                                                             At December 31,                             At
                                            --------------------------------------------------      September 30,
                                             1991       1992       1993       1994       1995           1996
                                            ------     ------     ------     ------     ------         ------
                                                                      (In thousands)
Working capital (deficit) . . . . . . . .   $(160)     $3,773     $3,514     $11,303    $22,019        $44,598
Total assets  . . . . . . . . . . . . . .     946       6,389      7,328      16,667     33,307         85,273
Total liabilities . . . . . . . . . . . .   1,125       1,437      1,537       3,761      8,049         54,001
Long-term  debt, net of
  current portion . . . . . . . . . . . .     161          34          -           -        271         30,306
Stockholders' equity (deficit)  . . . . .    (179)      4,952      5,791      12,906     25,258         30,467

-----------
(1) In 1991, the Company converted from a S to a C corporation. Net income and net income per share during the year ended December 31, 1991 is pro forma, reflecting the income tax effects of the Company's change from a nontaxable entity (S corporation) to a taxable entity (C corporation) which are presented only for the year ended December 31, 1991. All other periods are presented on a historical basis.

(2) Purchased technology in progress and restructuring charges were incurred as a result of acquisitions and were non-recurring. See Note
         (3) below. Excluding the non-recurring charges, net of their tax effects, net income would have been $4,345,000 ($0.22 per share) for the year ended December 31, 1995 and $6,746,000 ($0.31 per share) for the nine months ended September 30, 1996.

(3) In 1995, the Company acquired certain assets from Ace and Galcom, and in 1996, the Company acquired the Fibronics Business. See "The Company." The "Pro forma 1995" column shows the pro forma effect for the year ended December 31, 1995 of such acquisitions, each accounted for as a purchase, as though they had all occurred on January 1, 1995. The "Pro forma 1996" column shows the pro forma effect for the nine months ended September 30, 1996 of the Fibronics Acquisition as though it had occurred on January 1, 1995.
(4) Fully diluted earnings per share information differs from primary earnings per share information for the year ended December 31, 1994. The number of shares included 147,480 common share equivalents resulting from outstanding warrants.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following and elsewhere in this Prospectus. The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

GENERAL


         Since its inception in 1988, the Company has manufactured and marketed semiconductor optical transmission products for the fiber optics communications industry. In 1993, the Company expanded its product line to include products incorporating Ethernet switching technology that improved network throughput and enhanced efficiency of LANs and introduced its first switch marketed under the NBase trademark in the fourth quarter of 1993. During 1994, the Company expanded commercial shipments of its LAN switching products. In 1995, the Company augmented its networking products with the acquisitions of certain assets of Galcom and Ace, which resulted in charges of $6,211,000 and $1,465,000 for purchased technology in progress and restructuring, respectively.


         In September 1996, the Company completed the Fibronics Acquisition, acquiring assets related to Fibronics' computer networking and telecommunications businesses in Germany, the United States, the United Kingdom, the Netherlands and Israel. The assets acquired include Fibronics' technology in progress and existing technology, its marketing channels, its GigaHub family of computer networking products and other rights. This acquisition also resulted in charges in the amount $17,795,000 and $6,974,000 for purchased technology in progress and restructuring, respectively. Prior to the Fibronics Acquisition, Elbit had curtailed Fibronics operations due to significant losses incurred by Fibronics. As a result, Fibronics reported only nominal net income of $72,000 during the year ended December 31, 1995 and reported a net loss of $4,710,000 for the period from January 1, 1996 until September 25, 1996 (the day preceding its acquisition by MRV). Due to these factors and the significant charges and other restructuring costs incurred in connection with the integration of the Fibronics Business with the Company's operations, the Company believes that the pro forma results are not necessarily indicative of consolidated results that may expected for any future period.


         Net revenues from sales of networking products and semiconductor optical transmission products were approximately 60% and 40%, respectively, during the year ended December 31, 1995 and approximately 67% and 33%, respectively, during the nine months ended September 30,1996.



         The Company's international sales are not concentrated in any specific country. The estimated operating profit, before non-recurring charges, from international sales for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993 were $3,300,000, $2,646,000, $466,000 and $201,000, respectively. The amounts for nine months ended September 30, 1996 and the year ended December 31, 1995 are before non-recurring charges. Other than 16% of the Company's assets in the Middle East at December 31, 1995 and 12% of the Company's assets in the European Community at September 30, 1996, there were no significant assets located in geographic regions outside of the U.S. for 1995 or the nine months ended September 30, 1996. In years prior to 1995, substantially all the assets were located in the U.S.


RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, statement of operations data of the Company expressed as a percentage of revenues (except for revenue growth rates).

                                                                                Nine months ended
                                               Year ended December 31,            September 30,
                                              --------------------------        ----------------
                                              1993       1994       1995        1995        1996
                                              ----       ----       ----        ----        ----
Revenues, net . . . . . . . . . . . . .     100.0%     100.0%     100.0%      100.0%       100.0%

Revenue growth rate from prior period .      67.9      136.0      124.0         -          121.0

Cost of goods sold  . . . . . . . . . .      53.0       58.9       57.7        58.8         58.3
                                            -----      -----      -----       -----        -----

Gross profit  . . . . . . . . . . . . .      47.0       41.1       42.3        41.2         41.7

Operating expenses:
  Research and development expenses . .      14.9       12.2       10.3        10.2         10.0

  Selling, general and administrative
    expenses  . . . . . . . . . . . . .      17.0       14.9       17.3        16.8         15.2
                                            -----      -----      -----       -----        -----

Operating income before non-recurring
  charges . . . . . . . . . . . . . . .      15.2       13.9       14.7        14.2         16.4
  Purchased technology in progress  . .       -          -         15.8        23.7         30.8
  Restructuring costs . . . . . . . . .       -          -           3.7        5.6         12.1
                                            -----      -----      -----       -----        -----
Operating income  . . . . . . . . . . .      15.2       13.9       (4.9)      (15.1)        26.4

Other income (expense), net . . . . . .       2.7        0.9        1.7         2.0          0.5
                                            -----      -----      -----       -----        -----
Income (loss) before taxes  . . . . . .      17.9       14.8       (3.2)       13.1         25.9
                                            =====      =====      =====       =====        =====
Pro forma financial data: (excluding
  non-recurring charges):
   Operating income . . . . . . . . . .        -           -       14.6          -          16.5
   Income (loss) before taxes . . . . .        -           -       16.3          -          17.0


Nine months ended September 30, 1996 and 1995

         Revenues. Revenues for the nine months ended September 30, 1996 were $57,779,000 compared to $26,182,000 for the nine months ended September 30, 1995, an increase of 121%. Revenues from sales of networking products and optical transmission products were 67% and 33%, respectively, of total revenues during the nine months ended September 30, 1996 as compared to 59% and 41%, respectively, of total revenues during the nine months ended September 30,1995. The changes represented increases of $23,333,000 or 151% and $8,284,000 or 77% in revenues from networking products and optical transmission products, respectively, for the nine months ended September 30, 1996. Total revenues increased as a result of strong demand for fiber optic products and LAN connectivity. Revenues from networking products increased primarily due to sales of the MegaSwitch II product line and revenues from optical transmission products increased primarily as a result of volume shipments, beginning in the third quarter of 1996, of a new bidirectional optical transmission and reception module for Fiber-to-the-Curb ("FTTC") applications and sales to the cable TV industry. International sales accounted for approximately 50% of revenues for the nine months ended September 30, 1996 as compared to approximately 40% of revenues for the nine months ended September 30, 1995. International sales, as a percentage of total revenues, increased because of increased concentration of sales and marketing efforts overseas. While the Company has achieved significant revenue growth in previous periods, there can be no assurance that the Company will sustain such growth.

         Gross Profit. Gross profit for the nine months ended September 30, 1996 was $24,097,000 as compared to $10,778,000 for the nine months ended September 30, 1995. The changes represented an increase of $13,319,000 or 124% for the nine months ended September 30, 1996. Gross profit as a percentage of revenues increased from 41.2% for the nine months ended September 30, 1995 to 41.7% for the nine months ended September 30, 1996.

         Research and Development. For the nine months ended September 30, 1996 and 1995, research and development expenses ("R&D") expenses were $5,780,000 and $2,662,000 which represented approximately 10% for both periods. The Company continue to devote significant resources to its R&D efforts. During these periods the Company's R&D activities were focused on expanding its family of networking switching products and extending its fiber optic expertise into new product areas.

         Selling, General and Administrative. For the nine months ended September 30, 1996 and 1995, selling, general and administrative ("SG&A") expenses increased to $8,808,000 from $4,392,000. As a percentage of sales, SG&A expenses decreased from 16.8% to 15.2% for the nine months ended September 30, 1995 and September 30, 1996, respectively. The increase in SG&A expenses is due primarily to increased marketing expenses, including those associated with additions to personnel. SG&A expenses decreased as a percentage of sales in the nine months ended

September 30, 1996 because increases experienced in the nine months ended September 30, 1995 resulting from the opening of additional offices were not incurred in 1996.

         Purchased Technology in Progress and Restructuring Costs. Purchased technology in progress for the nine months ended September 30,1995 was $6,211,000. The purchased technology is for R&D projects in progress at the time of acquisition of assets from Galcom and Ace. Purchased technology in progress for the nine months ended September 30,1996 was $17,795,000. The purchased technology in the nine months ended September 30, 1996 was for R&D projects of Fibronics in progress at the time of the Fibronics Acquisition on September 26, 1996. Restructuring costs during the nine months ended September 30, 1995 were $1,465,000. Restructuring costs during the nine months ended September 30, 1996 were $6,974,000. The restructuring in 1995 was associated with a plan adopted by the Company on June 30, 1995 calling for the merger of new subsidiaries acquired in the Ace and Galcom acquisitions in 1995 and the Company's LAN products division. The plan also called for the closure of some facilities, termination of redundant employees and cancellation of representation agreements. The restructuring in 1996 was associated with a plan adopted by the Company on September 30, 1996 calling for the reduction of workforce, closing of certain facilities, retraining of certain employees and elimination of particular product lines.

         Net Loss. Net loss increased from a loss of $2,847,000 during the nine months ended September 30, 1995 to a loss of $9,106,000 for the nine months ended September 30, 1996. The increase in net loss in 1996 was due to the Fibronics Acquisition, which included charges for purchased technology in progress and restructuring costs. Net income for the nine months ended September 30, 1996 would have been $6,746,000, excluding $15,852,000 of charges, net of tax effects, associated with the Fibronics Acquisition. Net income for the nine months ended September 30, 1995 would have been $2,771,000, excluding $5,618,000 of charges, net of tax effects, associated with the acquisitions of Galcom and Ace. Excluding, these non-recurring charges, net income increased by $3,375,000 or 144% for the nine months ended September 30, 1996.

Years Ended December 31, 1995 and 1994


         Revenues. Revenues for the year ended December 31, 1995 were $39,202,000, as compared to $17,526,000 for the year ended December 31, 1994. Revenues from sales of networking products and optical transmission products were 60% and 40%, respectively, of total revenues during the year ended December 31, 1995 as compared to 36% and 64%, respectively, of total revenues during the year ended December 31, 1994. The changes represented an increase of $21,676,000 or 124% of total revenues and $17,144,000 or 271% and $4,532,000 or
40% in revenues from networking products and optical transmission products, respectively, for the year ended December 31, 1995. Total revenues increased as a result of greater marketing efforts and greater market acceptance of the Company's products, both domestically and internationally. The sales and marketing resources obtained in the acquisition of assets from Ace and Galcom during the year ended December 31, 1995 also contributed additional revenues. Revenues from networking products increased primarily due to the introduction of new products, additional marketing and sales efforts and expansion of the networking industry and revenues from optical transmission products increased primarily as a result of additional sales and marketing efforts. International sales accounted for approximately 45% of revenues for the year ended December 31, 1995 as compared to 19% of revenues for the year ended December 31, 1994. International sales, as a percentage of total revenues, increased because of greater marketing efforts in overseas markets and a larger number of sales personnel in those markets obtained in the acquisition of the Galcom assets .


         Gross Profit. Gross profit for the year ended December 31, 1995 was $16,594,000 as compared to $7,198,000 for the year ended December 31, 1994, an increase of $9,396,000 or 131% for the year ended December 31, 1995. The increase in gross profit was primarily due to increased sales. Gross profit as a percentage of revenues for the years ended 1994 and 1995 was 41% and 42% respectively.

         Research and Development. R&D expenses for the years ended December 31, 1994 and 1995, were $2,144,000 and $4,044,000 which represented 12% and 10%
of revenues, respectively. The percentage decrease in R&D spending was attributable to the increased revenues. The Company intends to continue development of its networking and fiber optic products, and to invest in the research and development of other new products. Management believes that the ability of the Company to develop and commercialize new products is a key competitive factor.

         Selling, General and Administrative. SG&A expenses for the year ended December 31, 1995 increased to $6,799,000 from $2,615,000. As a percentage of revenues, SG&A increased from 15% to 17% for the year ended

December 31, 1994 and December 31, 1995, respectively. The increase in SG&A expenses was due primarily to additional personnel and overhead costs as a result of the acquisitions of the Galcom and Ace assets and increased marketing and personnel costs.

         Purchased Technology in Progress and Restructuring Costs. In connection with the Company's acquisition of certain assets of Galcom and Ace, it acquired incomplete R&D projects that will be included in its ongoing R&D activities. For those projects that will have no alternative future use to the Company and where technological feasibility had not yet been established, the Company allocated $6,211,000 of the purchase price to technology in progress and recorded the expense during the year ended December 31, 1995.

         In connection with the Company's integration of the acquired companies during the year ended December 31, 1995 the Company recorded $1,465,000 as restructuring costs, which primarily related to the closing of several Company facilities, a reduction of its workforce and the settlement of distribution agreements which were terminated early.

         The total purchase price, including related costs, for the Ace and Galcom assets were approximately $4,812,000 and $2,885,000, respectively. The value of the ongoing operations with existing sales of Ace and Galcom that were acquired by the Company were believed by management to be inconsequential because their sales were in rapid decline. The decline was the result of the increasing obsolescence of the older products which were being sold. Of the combined total purchase price, including related costs, of $7,697,000 approximately $6,211,000 was allocated to the purchased technology in process. Subsequent to the acquisition of the in development technologies, it was determined by the Company that these technologies would not be commercially viable because of the preemptive success of an alternative technology that was also in process at the Company at the time of the acquisition. The effect on operations of the acquisitions of Galcom and Ace was that they initially necessitated a restructuring of the Company's operations so as to integrate all LAN product activities throughout the organization. The restructuring, which involved workforce reductions at all levels, as well as office and plant closures, was essentially completed according to plan during the first part of 1996. During 1995, there were no adverse effects on the Company's liquidity or capital resources as a result of the acquisitions and the Company does not anticipate any such effects, as a result of the acquisitions, in future periods.

         Immediately after the acquisition of the businesses, the Company initiated a restructuring plan that called for a merger of the two operations into one subsidiary and an assumption by the surviving entity of certain international and U.S. operations previously managed directly by the Company. This included, for example, sales by the subsidiary of the Company's LAN products into some of the sale channels developed by the Company prior to the acquisitions. Since the operating plans of the Company did not distinguish these operations from those of the businesses acquired, it is not practicable to quantify their impact. The product lines of the businesses acquired are aimed at computer connecting for the IBM AS400 and mainframe environment. The Company's LAN products are aimed at the personal computer connectivity environment.


         Net Income. Net income decreased from $1,618,000 for the year ended December 31, 1994 to a net loss of $1,273,000 for the year ended December 31, 1995. The decrease in net income is principally due to non-recurring charges during the year ended December 31, 1995 of $7,676,000 for the cost of purchased technology in progress acquired in the Ace and Galcom acquisitions and costs associated with the adoption of a restructuring plan. Excluding the non-recurring charges, net of their tax effects, net income would have increased to $4,345,000 for the year ended December 31, 1995. The increase of 169% over the same period in 1994 is primarily due to substantially increased sales.

Year Ended December 31, 1994 and 1993.

         Revenues. Revenues for the year ended December 31, 1994 from products sales were $17,526,000, as compared to $7,426,000 for the year ended December 31, 1993, an increase of 136%. International sales accounted for approximately 19% of revenues for the year ended December 31, 1994 as compared to 18% of revenues for the year ended December 31, 1993. Revenues increased primarily as a result of greater market acceptance of the Company's products, both domestically and internationally. New product introductions in 1994 included Synchronous Optical Network ("SONET") transmitters, Asynchronous Transfer Mode ("ATM") transmitters, return path isolator lasers, multimode/singlemode converters for ATM and Fiber Distributed Data Interface ("FDDI") transmission and LAN switch products. These products contributed to the increase in sales along with increases in the sales of existing products.

         Gross Profit. Gross profit was $7,198,000 for the year ended December 31, 1994 as compared to $3,490,000 for 1993, due to increased revenues. Gross profit as a percentage of revenues decreased from 47% in 1993 to 41% in 1994. Gross profit as a percentage of revenues declined primarily as a result of a change in the mix of products sold to include more items, primarily LAN switching products, with lower gross margins.

         Research and Development. R&D expenses were $2,144,000 and $1,103,000 and represented 12% and 15% respectively, of revenues for the years ended December 31, 1994 and 1993, respectively. The 94% increase in R&D spending was attributable to the continued development of the Company's fiber optic and networking products, including new stand-alone LAN products as well as to costs associated with the hiring of additional research and development personnel and consultants.

         Selling, General and Administrative. SG&A expenses increased to $2,615,000 for the year ended December 31, 1994 from $1,259,000 for the year ended December 31, 1993. As a percentage of revenue, SG&A decreased to 15% from 17% as the increases in sales grew at a rate faster than expenses.

         Net Income. Net income increased to $1,618,000 for the year ended December 31, 1994 compared to $839,000 for the year ended December 31, 1993. The increase was primarily due to substantially increased revenues and resulting operating efficiencies.

Selected Quarterly Financial Data

         The following table sets forth certain selected operating data for the quarters indicated. This information has been derived from the unaudited consolidated financial statements of the Company which in the opinion of management contain all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information. These operating results are not necessarily indicative of results for any future period and results may fluctuate significantly from quarter to quarter in the future.

                                                            (Amounts in thousands)
                                                                     1994
                                               -------------------------------------------------
                                               1st Quarter  2nd Quarter 3rd Quarter 4th Quarter
                                               -----------  ----------- ----------- ------------
                     Revenues, net                   $2,759     $3,846      $4,731      $6,190
                     Gross profit                     1,269      1,570       1,802       2,557
                     Operating income before
                      non-recurring charges             408        499         589         943
                     Operating income (loss)            408        499         589         943

                     Net income (loss)                  292        349         402         575

                                                                     1995
                                               ------------------------------------------------
                                               1st Quarter  2nd Quarter 3rd Quarter 4th Quarter
                                               -----------  ----------- ----------- -----------
                     Revenues, net                  $6,737      $8,310     $11,135     $13,020
                     Gross profit                    2,477       3,475       4,826       5,816
                     Operating income before
                      non-recurring charges            858       1,221       1,645       2,027
                     Operating income (loss)           858      (6,455)      1,645       2,027

                     Net income (loss)                 705      (4,707)      1,155       1,574

                                                               1996
                                               ------------------------------------
                                               1st Quarter  2nd Quarter 3rd Quarter
                                               -----------  ----------- -----------
                     Revenues, net                 $15,529      $19,586    $22,664
                     Gross profit                    6,540        8,175      9,382
                     Operating income before
                      non-recurring charges            858        3,224      3,558
                     Operating income (loss)           858        3,224    (21,211)

                     Net income (loss)               1,879        2,346    (13,268)

LIQUIDITY AND CAPITAL RESOURCES

         In October 1994, the Company received proceeds of approximately $5,497,000 from the issuance of 3,439,430 shares of Common Stock, upon exercise of the same number of warrants that had been issued in the Company's initial public offering of December 1992. In January 1995, MRV received net proceeds of approximately $9,355,000 from the public offering of 2,700,000 shares of Common Stock.

         Net cash used in operating activities were $6,198,000 and $2,087,000 for the years ended December 31, 1995 and 1994, respectively. For the year ended December 31, 1995, the funds were used for increased inventories and receivables as a result of increased revenues. In 1995, the cash provided by financing activities resulted primarily from the issuance of 2,700,000 shares of Common Stock at $4.00 per share less offering costs and the issuance of 819,972 shares in connection with the purchase of assets from Ace-North Hills. The majority of cash used in investing activities in 1995 was for the purchase of investments and the majority of cash provided by investing activities in the same period was from the redemption of short-term investments. For the year ended December 31, 1994, the cash provided by financing activities were the result of the exercise of IPO Warrants. Net cash used in investing activities for the year ended December 31, 1995 was $5,565,000 which resulted primarily from the restriction of the Company's cash as security against letters of credit issued by a bank on behalf of the Company.


         Net cash used in operating activities for the nine months ended September 30, 1996 was $4,401,000 and $6,225,000 for same period in 1995. The funds were used primarily for increased inventories and receivables as a result of increased revenues. Net cash provided by financing activities for the nine months ended September 30, 1995 and 1996 were $9,548,000 and $33,859,000, respectively. Net cash used in investing activities for the nine months ended September 30, 1995 was $4,785,000. Net cash used in investing activities for the nine months ended September 30, 1996 was $25,274,000. Cash provided by financing activities in 1996 was primarily from the private placement of $30,000,000 principal amount of Debentures and from proceeds from the issuance of Common Stock. The majority of cash used for investing activities during 1996 was for the purchase of the Fibronics Business and net purchases of investments.


         Accounts receivable were $23,344,000 at September 30, 1996 as compared to $10,780,000 at December 31, 1995. The increase in accounts receivable was primarily attributable to the increase in international sales, which involve longer payment terms from those that are typically applicable to domestic sales. In addition, a significant portion of the international sales were concentrated at the end of the third quarter due to vacation schedules in Europe.

         Inventories during the year ended December 31, 1995 and the nine months ended September 30, 1996 have increased as a result of increased sales. Inventories as a percentage of assets have increased because an increasing portion of the Company's business has come from LAN products which have longer production cycles than the Company's optical transmission products.

         Royalties are payable by Galcom, Ace and Fibronics to the Office of the Chief Scientist of Israel ("OCS") at rates of approximately 2% to 3% on proceeds from the sale of products arising from the research and development activities for which OCS has provided grants. The total amount of royalties may not exceed the amount of the grants.

The Company does not expect that revenues from royalty bearing products will result in material royalty payment obligations in the future.

         In September 1996, the Company completed a private placement of $30,000,000 principal amount of Debentures. The Debentures are convertible into Common Stock at a discount from the market price at the time of conversion. As part of the private placement, the Company also issued to the investors three-year warrants to purchase an aggregate of up to 600,000 shares of Common Stock at an exercise price of $26.25 per share. See "Description of Capital Stock - Debentures."

         In September 1996, the Company completed the Fibronics Acquisition from Elbit. The purchase price for the Fibronics Business was approximately $22,800,000, approximately $10,500,000 of which was paid by the delivery of 458,991 shares of Common Stock and the balance in cash. The cash was provided from a portion of the proceeds of the private placement of Debentures. The Company has guaranteed Elbit that it will realize at least $10,500,000 plus interest thereon at 0.67% per month from January 1, 1997 until such shares are resold and has secured the guarantee with a letter of credit from a major bank in the amount of $4,300,000 and by issuing to a trustee an additional 137,305 shares of Common Stock. After January 14, 1997, Elbit can, under certain circumstances, elect to cause the Company to repurchase up to 274,610 shares for $6,300,000, plus interest thereon at 0.67% per month from January 1, 1997 through the date of purchase. For further information concerning the terms of the Fibronics Acquisition, see "The Company."


         In November 1996, the Company completed a private placement of 200,000 shares of Common Stock to Intel Corporation ("Intel") for $4,000,000 ($20.00 per share). As part of the private placement, the Company issued to Intel three-year warrants to purchase up to an additional 500,000 shares of Common Stock at $20.00 per share. Of such warrants, warrants to purchase 200,000 shares of Common Stock are exercisable under certain circumstances.


EFFECTS OF INFLATION

         The Company believes that the relatively moderate rate of inflation in the United States over the past few years has not had a significant impact on the Company's sales or operating results or on the prices of raw materials. However, in view of the Company's recent expansion of operations in Israel which has experienced substantial inflation, there can be no assurance that inflation in Israel will not have a materially adverse effect on the Company's operating results in the future.

POST-RETIREMENT BENEFITS

         The Company does not provide post-retirement benefits affected by SFAS 106.

                                    BUSINESS

OVERVIEW

         MRV is a leading manufacturer and marketer of high speed network switching and fiber optic transmission systems which enhance the performance of existing data- and telecommunications networks. The Company designs, manufactures and sells two groups of products: computer networking products, primarily Ethernet LAN switches, hubs and related equipment and fiber optic components for the transmission of voice, video and data across enterprise, telecommunications and cable TV networks. The Company's advanced networking solutions greatly enhance the functionality of LANs by reducing network congestion while allowing end users to preserve their legacy investments in pre-existing networks and providing cost-effective migration paths to next generation technologies such as Gigabit Ethernet. The Company's fiber optic components incorporate proprietary technology which delivers high performance under demanding environmental conditions.

         The Company offers a family of network, switching and related products that enhance LAN performance and facilitate the migration to next generation technologies such as Fast Ethernet, Gigabit Ethernet and ATM. MRV's MegaSwitch family of switching products range from complete switching systems to stackable switches which upgrade performance of existing LANs by relieving congestion of overloaded transmission speeds without requiring replacement of existing technologies. In addition, the Company offers hubs which implement Ethernet or Fast Ethernet segments of LANs, a network management system and a number of other products that support network connectivity.

         The Company complements its switching products with a family of optical transmission components and modules designed for transmission over fiber optic cable. These products enable the transmission of voice, data, and video across fiber and are also used in optical fiber test equipment. The Company's products include discrete components, such as laser diodes and LEDs, and integrated components such as transmitters, receivers and transceivers. The Company's components are used in data networks, telecommunication transmission and access networks.

         To position the Company for growth, management's strategy has been to focus on rapidly developing markets in the communications arena, such as LAN switching and access networks, and to concentrate on improving performance of networks employing Ethernet protocols, thereby addressing the largest installed base of network users. Management's strategy has also been to emphasize development of innovative products that the Company may bring to market early and to capitalize on MRV's manufacturing expertise and ability to combine proprietary fiber optic transmission and advanced switching technologies to create high-speed, cost-effective networking solutions.


INDUSTRY BACKGROUND

         The global communications industry has undergone significant transformation and growth since the mid-1980's as a result of increased demand for communications services and applications, as well as changes in technology, network architectures and public policy. Innovations in networking technology have been driven by increasing base of users who rely on the computer networks to enable multimedia software applications such as video conferencing, Internet access, entertainment services and distributed software applications such as E-mail. Since this expanding usage and these applications require significantly higher network bandwidth, there is a growing need for networking equipment that improves the efficiency and increases the capacity of networks through high speed transmission technologies. Further, as a result of changes in communications regulations and the adoption of common standards, enterprise networks, such as LANs and WANs, and access networks, such as telecommunications and cable TV, are expected to converge. The demand for high bandwidth applications, as well as the convergence of data communications and telecommunications, has significantly increased the requirement for networking and fiber optic equipment.

         High-speed switching systems enhance the bandwidth of LANs so that a greater number of users can utilize more complex applications without experiencing network congestion. Fiber optic transmission components also enhance the functionality of enterprise and access networks by enabling high-speed transmission of voice, video and data across fiber optic cable. Market research firms forecast strong growth in both of these sectors. In December 1995, Dataquest estimated that the market for LAN switches was approximately $362 million in 1994 and that it will grow from $1.6 billion in 1995 to $6.9 billion in 1999, a compounded annual growth rate of 44%. In February 1996, KMI Corporation estimated that the worldwide fiber optics market, including cables, connectors and transceivers, was $6.1 billion in 1995 and that it will grow to $12.3 billion by 1999, a compounded annual growth rate of 19%. The Company believes that the growth of fiber optic components will outpace that of the overall fiber optics industry.

         LAN ENVIRONMENT

         The most common LAN architecture, "shared-media" networking, cannot effectively accommodate the market's requirements for high-speed networking. Shared-media networks require computers to alternate communication over a single LAN, thereby allowing a computer to send information only when other computers are not doing so. As more computers are added to a single LAN, demand for access to the network increases and, as a result, individual users experience slower network response times. Most of these networks operate with the Ethernet protocol, which is significantly less expensive than the closest competing technology, Token Ring.

         There are two fundamentally different but complementary approaches to alleviating network congestion. The first approach, referred to as "segmentation," reduces the number of desktops connected to a single LAN segment, which increases the available bandwidth per user. The segmentation of users into smaller LANs alleviates network congestion by allowing fewer users to share a given amount of capacity. The second approach is to increase the capacity of networks through new high-speed transmission technologies and high bandwidth fiber optic applications. LAN switching technology is an innovation that enables both of these solutions. A switch is a device that partitions a network into multiple segments which enables several simultaneous "conversations," thereby reducing the traffic on each segment while allowing access to the entire network. A switch also allows connection with different speeds, thereby facilitating faster backbones and migration to faster technologies.


         Enhanced LAN Performance through Segmentation and Switching. LAN switching systems have emerged as the preferred method for segmenting networks because these systems are implemented more easily, efficiently and cost-effectively than hub architectures which once dominated the networking equipment industry. In contrast to hubs, which indiscriminately forward data to all ports, Ethernet switches only forward network traffic to the designated receiving port or ports. Ethernet switches can also support different data rates on different ports with some ports operating at 10 Mbps and others at substantially higher speeds, thus enabling "Any Speed to Any Speed" Ethernet transmission. Since a major driver to the growth in Ethernet switching is the large installed base -- between 60% to 70% of all LANs are currently based on Ethernet standards. Ethernet switching offers fast and cost-effective upgrades without impacting network performance or requiring infrastructure changes to existing cabling and network adapters. Switching also allows LANs based on different architectures, such as Ethernet and Token Ring, to be connected efficiently and allows these systems to access servers and backbones which use a variety of high-speed technologies, such as Fast Ethernet, Gigabit Ethernet, FDDI and ATM.


         Another important benefit of switches is their ability to combine groups of computers into virtual LANs ("VLANs"). As a result, workgroups can be set up according to business relationships rather than physical proximity. Unlike hub and router systems, which require segment users to be physically grouped together, VLANs simplify network administration as users relocate. VLANs can also be used for controlling bandwidth and directing excess capacity to workgroups and users as needed. Moreover, by confining traffic to desired workgroups, VLANs improve network security.

                     TYPICAL SWITCHED NETWORK ARCHITECTURE

                                    [CHART]

         Enhanced LAN Performance Through High-speed Transmission Technologies and Switching. While Ethernet switching is being used to increase the efficiency of existing capacity, switching technology also incorporates high-speed transmission technologies that increase a system's capacity. High-speed technologies such as Fast Ethernet, Gigabit Ethernet, FDDI and ATM increase transmission speeds from 10 Mbps to 100 Mbps and from 100 Mbps to 1,000 Mbps (1 Gbp). Higher transmission speeds have helped to increase the demand for LAN switches in two important ways. First, LAN switches create uplinks between slow desktops and high-speed fiber backbones, which are necessary if data transfer is to occur between devices that operate at different speeds. Second, as high-speed file servers or fiber backbones are upgraded, the system's switches must be upgraded as well.

         Two alternative high-speed networking technologies, FDDI and ATM, are used in networking backbones, but because of their high cost for end-users (more than $500 per NIC connection) they are rarely used to connect desktop computers within a LAN. Both FDDI and ATM transmit data in unique formats which also make them difficult to incorporate into pre-existing Ethernet LANs. Accordingly, FDDI and ATM's incompatibility with existing protocol software and lack of fully defined standards for interoperability and network management have limited their widespread application and usage.

         Fast Ethernet has emerged as a cost-effective, interoperable technology that enables the integration of ATM and FDDI backbones with Ethernet switches and provides a non-disruptive, tenfold increase in speed from 10 Mbps to 100 Mbps. Furthermore, unlike FDDI and ATM, Fast Ethernet is based on fully defined standards which use the same data format and core communication protocol as Ethernet. This similarity permits easy integration with existing Ethernet networks and allows organizations to retain the benefit of network administrators who have been trained in the management of Ethernet networks. Thus, migration from Ethernet to Fast Ethernet involves a simple change of adapter cards and an upgrade of hubs and switches. In addition, implementation of Fast Ethernet costs end users approximately $150, which is significantly less expensive than FDDI or ATM implementation that generally costs more than $500 per NIC connection. As a result of these factors, in January 1996 an industry analysis reported market estimates that Fast Ethernet revenues increased from $7 million in 1994 to $45 million in 1995 and that the market is expected to approach $300 million during 1996.

         Many industry experts believe that similar benefits will be offered by the next generation of Ethernet technology, Gigabit Ethernet, which is expected to provide raw data bandwidth of 1,000 Mbps while maintaining full compatibility with the installed base of Ethernet nodes. Management believes that demand for Gigabit Ethernet is likely to grow as more LANs move to Fast Ethernet, generating substantial traffic loads on backbone networks. Dataquest has recently forecasted that the Gigabit Ethernet market will reach $2.9 billion by 2000, at which time will become the dominant communications backbone technology.

         To promote the implementation of Gigabit Ethernet, the Gigabit Ethernet Alliance ("GEA") was formed in May 1996. The Company is a member of the GEA which includes Advanced Micro Devices, Inc., Bay Networks, Inc., Cabletron Systems, Inc., Cisco Systems, Inc., Compaq Computer Corporation, Digital Equipment Corporation, Hewlett-Packard Company, Intel Corporation, Lucent Technologies Inc., Sun Microsystems, Incorporated, U B Networks and 3Com Corporation.

         FIBER OPTIC ENVIRONMENT

         Fiber optic transmission can generally carry more information at less expense and with greater signal quality than copper wire. The higher the speed of transmission and the greater the capacity and the larger the span of the network, the more essential is fiber optic transmission. Fiber has long replaced copper as the preferred technology for long distance communications and major backbone telephony and data transmissions. Due to its advantages, fiber optic technology is also increasingly used to enhance performance and capacity within enterprise networks and access networks. As a result, the market for fiber optic products continues to grow both domestically and internationally.

         Demand for fiber optic transmission components is driven by four factors: (i) fiber applications have expanded beyond traditional telephony applications and are being deployed in enterprise network backbones to support high-speed data communications; (ii) within access networks, fiber is rapidly expanding downstream toward end-users as access networks deploy Fiber-in-the-Loop and FTTC architectures to support services such as fast Internet access and interactive video; (iii) the growth of cellular communications and personal communications systems ("PCS") requires fiber to be deployed both within and between cells; and (iv) the usage of fiber in short distances increases the demand for components as more are used per mile of fiber. As the size, number and complexity of these fiber networks increases, management expects that the demand for fiber optic components will grow significantly.

         Fiber Optic Transmission in Data Communications. As higher speed connections are implemented in LAN/WAN systems, fiber optic transmission becomes an essential element in computer networks. From transmission speeds of 100 Mbps and higher, and transmission distances of 100 meters and longer, fiber optic transmission must be deployed. Virtually all high-speed transmission standards, such as FDDI, ATM, Fast Ethernet and Gigabit Ethernet, specify fiber optic media as the most practical technology for transmission. The steady rise in high-speed connections and the growth in the span of networks, including the need to connect remote workgroups, are driving the deployment of fiber optic cable throughout enterprise networks.

         Fiber Optic Transmission in Access Networks. To meet end user's increased demand for content, software and services, network operators must acquire additional bandwidth by either enhancing their existing networks or constructing new ones. Cable TV operators are increasingly seeking to provide general telecommunication services, high-speed Internet access and video-on-demand. As a result, they are now faced with the need to transmit "upstream," from customer premises to the cable TV operator and to send different signals to individual end-users. Similarly, local enterprise carriers ("LECs") are implementing new technological standards, such as SONET and fiber-intensive architectures such as FTTC to enable High-speed Internet Access and the delivery of cable TV and ATM services to the home. Management believes that deployment of and upgrades to these systems will increase the demand for the Company's fiber optic components which typically are better able to endure environmental factors such as rain, snow, heat and wind cost-effectively. In addition, cellular and PCS communications represent a fast emerging market for fiber optic networks, including their usage in the backbone and landline portion of wireless networks.

         Fiber Optic Test and Measurement Equipment. Fiber optic test and measurement equipment consists primarily of hand-held optical power and "loss" meters, sophisticated fault locators and Optical Time Domain Reflectometers ("OTDRs"). This equipment is required to install, operate and maintain fiber optic networks. OTDRs are field portable instruments that transmit pulses of light into an optical fiber and recapture the reflection of pulses generated by a laser diode. By analyzing these reflections, the OTDR identifies faulty connectors and splices and cable breaks. Fiber optic testing and measurement equipment is sold primarily in the telecommunication and data communication markets. Growth in this market segment is derived from the general demand for optical fiber installation in these sectors.

STRATEGY

         MRV's objective is to be the leading suppler of high-speed network equipment and fiber optic transmission components. The key elements of the Company's strategy to achieve these objectives include:

         Target Rapidly Growing Communication Markets

         The Company leverages its transmission expertise by targeting the high growth markets in the communications arena. Accordingly, MRV has focused on two of the fastest growing communication markets: (i) the worldwide LAN switching market, which according to Dataquest was estimated to be approximately $362 million in 1994 and was estimated to grow from $1.6 billion in 1995 to $6.9 billion in 1999, and (ii) access networks in order to capitalize on the efforts of both cable and telephone companies in this area. MRV continually monitors and develops products for additional growth markets, such as wireless communications.

         Bring State of the Art Technology Early to Market

         The Company believes that bringing state of the art technology early to market has been a critical component of its success. MRV plans to continue to invest significant resources in research and development to maintain its leadership position. As an example of how it has leveraged its technology leadership, MRV was one of the first companies to introduce a Fast Ethernet switch. This product is currently sold to Intel Corporation under an original equipment manufacturer ("OEM") agreement as part of the Intel Ether-Express Fast Ethernet product family. MRV also was one of the first companies to offer switches with the smart/selective flow control feature and full duplex transmission, designed to eliminate Ethernet packet losses in highly congested networks and enable Fast Ethernet transmission distance of over 100 km over fiber optic cable.

         In June 1996, the Company introduced MegaSwitch II, which management believes was the first dual speed auto-select 10/100 Mbps Ethernet switch with planned uplinks to enterprise networks based on high-speed transmission technologies such as ATM and Gigabit Ethernet. In addition, in the first quarter of 1996, the Company started volume shipments of a new bidirectional optical transmission and reception module for FTTC applications such as Bell South's FTTC project, one of the largest FTTC projects in the United States. The Company believes that participation in such leading-edge projects helps maintain MRV's technology leadership position within the industry.

         Focus on the Large and Fast Growing Switching Market

         MRV has targeted and developed expertise in Ethernet, the most commonly used technology within the LAN market. Industry analysts have estimated that 60% to 70% of installed LANs are Ethernet-based and that Ethernet switching represents over 90% of LAN switching implementations. Moreover, the Company believes that Ethernet will continue to dominate the LAN arena due to its rapidly improving performance and its large installed base of users. The Company has developed high-speed network solutions which improve Ethernet network performance without rendering the end user's existing network equipment obsolete. As a result of this strategy, the Company plans to offer in early 1997 a complete migration path to Any Speed to Any Speed Ethernet technologies, including 10 Mbps (Ethernet), 100 Mbps (Fast Ethernet) and 1000 Mbps (Gigabit Ethernet). The Company has developed an expertise in ATM as it anticipates that such technology will be increasingly used in backbones.

Leverage Proprietary Knowledge of Switching and Fiber Optic Transmission Technologies

         As the need for capacity and speed increases, management believes that fiber will increasingly be used in all transmission modes and technologies. Thus, MRV's ability to combine proprietary fiber optic transmission and switching technologies to create high-speed, long distance networking solutions is a key competitive advantage. Management further believes that as the convergence of voice, video and data networking continues, closer integration of the Company's core technologies, namely, fiber optic transmission, high-speed LAN switching and ATM, will result.

Convergence is also expected to enable the Company to cross market both of its core technologies to existing customers of only one of its product lines.

         Leverage Manufacturing Expertise

         The Company has developed proprietary ASICs to implement high level component integration in its networking product development process. Using ASICs allows MRV to reduce manufacturing costs, enhance product reliability and protect its intellectual property. The Company outsources the assembly, test and quality control of its computer networking products to third party contract manufacturers. This affords it scaleability, allows it to react quickly to market demand, while avoiding the significant capital investment required to establish and maintain manufacturing and assembly facilities and allowing it to concentrate its resources on product design and development.

         The Company relies exclusively on its own production capability for critical semiconductor lasers and LEDs used in its optical transmission products. These semiconductor devices are manufactured under stringent and accurate procedures using state-of-the-art wafer fabrication technology. The Company believes that this provides it with a competitive advantage, including quicker time to market, better quality control, significant cost benefits and better protection of its intellectual property and trade secrets.

         Facilitate Growth by Expanding Distribution Channels

         The Company continually seeks to facilitate its growth by expanding its distribution channels and capability to capitalize on its technological expertise and production capacity. LAN switching products are sold through value added resellers ("VARs"), systems integrators, distributors, manufacturers' representatives and OEM customers. The Company continues to add distribution channels and has entered into OEM agreements with Intel and, more recently, with Fujitsu and U B Networks. In addition, MRV plans to continue efforts to expand its distribution channels and, with the acquisition of the Fibronics Business, has greatly expanded its distribution channels in Europe.

Selectively Target Acquisitions of Complementary Businesses, Products or Technology

         Management frequently reviews acquisition prospects that would complement the Company's existing products, augment its market coverage and distribution capability or enhance its technological capabilities. The 1995 acquisitions of Galcom and Ace, both Israel-based switching providers, enhanced MRV's European market presence and distribution capabilities. To continue its European expansion efforts, in May 1996 MRV acquired a controlling interest in EDS LAN, a computer networking distributor in Italy and in September 1996, the Company completed the Fibronics Acquisition, which greatly increased the Company's presence in Europe. The Fibronics Acquisition also gave the Company new products and technology, including the GigaHub, which, in addition to being a significant product line, also allows it to target the enterprise market and leverage its switching expertise into the GigaHub. While the Company has no current agreements or negotiations underway with respect to any new acquisitions, management plans to evaluate selective acquisition opportunities as they arise, and the Company may make additional acquisitions of businesses, products or technologies in the future.

PRODUCTS AND TECHNOLOGY

         MRV offers advanced solutions for network connectivity requirements by providing high speed LAN switching and fiber optic transmission products which serve the computer networking and the broadband sections of the communications industry. The Company designs and sells two groups of products: (i) high-speed networking equipment, including LAN switches and (ii) fiber optic transmission solutions for SONET, ATM, FDDI, Fast Ethernet, cable TV and wireless infrastructure.

         ENTERPRISE NETWORKING SOLUTIONS

         The Company designs network switching systems that increase the productivity and functionality of LANs. MRV offers its customers a family of network, switching and related products that enhance LAN performance and facilitate the migration to next generation technologies such as Fast Ethernet, Gigabit Ethernet and ATM.

         The MegaSwitch Product Family. The Company's MegaSwitch products are a family of Fast Ethernet switches which are marketed under MRV's NBase trade name. The MegaSwitch products range from complete switching systems to stackable switches which upgrade performance of existing LANs by relieving congestion of overloaded network segments, enable full duplex and flow control and provide an easy, cost-effective migration to higher transmission speeds without requiring replacement of existing infrastructure. The MegaSwitch I, which was first introduced in 1995, is a family of three Fast Ethernet switches, which enhance the bandwidth of the corporate backbone to support higher traffic levels. These systems are scalable and are compatible with a wide range of existing network protocols and technologies. The Company's MegaSwitch II products, introduced in 1996, are designed for corporate, campus and metropolitan deployment as a cost-effective method of connecting existing networks with higher-speed backbones and are based on "Any Speed to Any Speed" Ethernet switching, including Gigabit Ethernet with access to ATM. Fast Ethernet, Gigabit and ATM uplink modules incorporate InterSwitch VLAN capabilities. InterSwitch VLANs enable the network administrator to define separate VLANs spanning multiple switches in order to achieve optimal network performance and serve multiple workgroups.

 Product Name                                        Application and Functionality
 ------------                                        -----------------------------
 MegaSwitch II            This cost-effective stackable  switch is a 12  port, high performance  switch which provides an  uplink to ATM and  Gigabit Ethernet backbones,  supports Ethernet/Fast
                          Ethernet traffic  by automatically configuring for  10 Mbps/100 Mbps,  provides for zero packet loss  even at extended network  links of up to 110 km  and incorporates
                          VLAN capability. This  switch can be used  as an upgrade for an  existing workgroup or as a fully configured enterprise switch.

 MegaSwitch I             These stackable switches, with  up to 13 ports, provide a migration path to upgrade from  a  legacy  10  Mbps  LAN  to  a  100  Mbps  network.  These switches  provide segmentation  of 10 Mbps shared LAN and higher speed server or backbone connections enabling interconnection of workgroups or high-speed workstations.

         Hubs and Network Management. To implement network segments, the Company offers GigaHub, a multi-platform switchable hub, and MegaStack, a stackable hub; and, to enable management and control of its switching products and hub products, MRV has developed and offers MegaVision.

 Product Name                                        Application and Functionality
 ------------                                        -----------------------------
 GigaHub                  This enterprise network solution for medium to large corporate networks requiring both shared and switched connectivity in a mixed protocol environment, provides a
                          12 Gbps modular enterprise switching hub, supporting Ethernet, Fast Ethernet,
                          FDDI, ATM and Token Ring, as well as voice and point-to-point protocols, and allowing integration of LAN distribution and switching in a single hub.

 MegaStack                This  high-speed stackable  hub system  implements Ethernet  and Fast  Ethernet LAN
                          segments,  provides  performance   for  mission-critical  and   bandwidth-intensive
                          applications,   connects  from  12 to  180  users, is  stackable  with  fiber optic connectivity to remote locations and offers  plug-and-play convenience and built-in auto-partitioning for instant isolation of network failures.

 MegaVision               This full-featured network management system provides affordable and  comprehensive management  and control of all MegaSwitch and  MegaStack products and automatically detects  and monitors  any SNMP  compliant devices.  It operates  on all  major NMS platforms  including  Windows 3.1,  Windows  95,  Windows NT  Client,  Novell  NMS,
                          HP/Open View for Windows or UNIX.

         Related Networking Products. The Company also offers a number of other products supporting network connectivity. Examples of such products are summarized in the table below.

 Products                                            Description and Functionality
 --------                                            -----------------------------
 Fiber Optic              These products consist of Ethernet and Fast Ethernet  fiber optic transceivers that
 Transceivers and         enable  campus or  metropolitan deployment  of Ethernet  or Fast  Ethernet networks
 Converters               through fiber optic  interconnection of  LANs to  a distance  of over  100 km,  and multimode to single mode  fiber converters for FDDI, ATM and SONET that extend  the range of FDDI, ATM and SONET via fiber.

 Token Ring               These  products consist of multimedia Token Ring hubs with fiber, coax, UTP and STP connectivity which extends the  distance between segments  of Token Ring  networks, and fiber  optic transceivers  with multimode  and single  mode fiber,  which allow flexible implementation of IBM midrange and mainframe terminal connectivity.
 Midrange Connectivity    These  products consist  of Twinax  Star panels,  multiplexers and  repeaters which
                          allow   flexible   implementation  of   IBM   mid-range   and  mainframe   terminal
                          connectivity.


         The Company's Recent Advance in Gigabit Ethernet. Gigabit Ethernet aims to support the extension of Ethernet and Fast Ethernet standards to higher speeds while insuring full interoperability with existing networks. The Company recently developed an advance in Gigabit technology which it proposed to the IEEE Gigabit Ethernet task force. The Company's proposal maximizes bandwidth utilization and doubles the span of the network while also providing for delay sensitive applications such as video. At the core of this technology is the ability to "save" one frame during a collision event. This way, at least one frame transmitted will reach its destination, thereby doubling throughput. The key advantages to the Company's Gigabit Ethernet implementation include guaranteed bandwidth utilization not influenced by collision, multimedia support and superior quality of service.

         OPTICAL TRANSMISSION PRODUCTS

         The Company offers a family of optical transmission components and modules designed for transmission over fiber optic cable. These products address transmission of voice, data and video across fiber and are also used in optical fiber test equipment. The Company's products include discrete components, such as laser diodes and LEDs and integrated components such as transmitters, receivers and transceivers. The Company's components are used in data networks, telecommunication transmission and access networks. Management believes that the Company is benefitting from two major demand trends in this area: first, the growth of the market, especially computer networking and the access networks, by both LECs and cable TV providers; and second, as transmission speed and capacity grow, a larger portion of all networks traffic is transmitted via fiber optic versus copper wires.

         Discrete Components. Discrete components include laser diodes and LEDs. Every fiber optic communication system utilizes semiconductor laser diodes or LEDs as its source of optical power. Laser diodes and LEDs are solid state semiconductor devices that efficiently convert electronic signals into pulses of light of high purity and brightness. The Company believes that its lasers and LEDs, which can carry data over distances in excess of 20 km are among the most powerful in their wavelength range in terms of optical power coupled into single mode fiber.

         Integrated Components. The Company's integrated components include an LED and laser based transmitter/receiver product line, designed for computer networking applications and the Company has recently introduced data link products designed for SONET and ATM transmission standards. This product line consists of products compatible with single mode fiber optic cable, which is more suitable for long distance and high-speed transmission than multimode fiber optic cable. As most currently available data link modules are designed for multimode fiber optic cable, the Company has designed its products to be adaptable, providing for easy conversion from a multimode type data link to a single mode optical fiber.

         Products for the Access Network. The Company has recently introduced a line of products that addresses the rapidly growing deployment of the access network. These products include fiber optic transmission by both LECs and cable TV providers to address the increasing demand for telephony, Internet access and interactive cable TV services. The following is a brief description of these products.

         FTTC: Telephone and High-speed Internet Access. Recently, the Company started volume shipments of a new "Bi-directional" optical transmission and reception module for two-way simultaneous transmission of telephony and data over one fiber instead of the two fibers normally used to transmit and receive information. This product is integrated into the DISC system currently deployed by Bell South in one of the largest FTTC projects in the United States.

         Downstream Cable TV.   The Company has recently engaged in new
         business opportunities for linear lasers and receivers for cable TV and believes its products are well positioned to serve this market. The Company further believes that the upgrade of existing cable networks and the deployment of fiber by the telephone companies to provide cable TV delivery services is expected to increase the demand for the Company's products.

         Return Path Laser Transmitters. The Company's return path laser transmitters send video, voice and data signals from the end user to the cable TV operator. For interactive applications such as cable modems and Fast Internet access, a cable network must have two-way optical transmitters and receivers in place before those services can be offered. Most of today's cable networks still have just a one-way downstream path.

         DFB Laser Module for Cable TV (Narrowcasting). The Company offers DFB laser modules with high power and stable analog transmission which enable cable TV operators to send different signals to individual end users, a capability known as narrowcasting.

PRODUCT DEVELOPMENT

         All of the Company's research and development projects are geared toward technological advances with the goal of enabling the Company to introduce innovative products early to market. New networking and fiber optic components are constantly introduced to the market. This product introduction is driven by a combination of rapidly evolving technology and standards, as well as changing customer needs. MRV's research and product development strategy emphasizes continuing evaluation of emerging trends and technical challenges in order to identify new markets and product opportunities. The Company believes that its success is due in part to its ability to maintain sophisticated technology research programs while simultaneously focusing on practical applications to its customers' strategic needs.

         In order to meet its customers' price and performance demands, MRV has focused on developing custom ASICs to implement its core switching technologies. The Company spends significant resources to maintain and extend its comprehensive ASIC design and test expertise. All custom ASICs are developed internally using third party state-of-the-art design tools and the Company's proprietary methodologies. The Company's ASIC expertise in conjunction with its innovative product architectures and firmware enable the Company to develop products characterized by high performance, reliability and low cost.

         From its product development programs the Company expects to introduce a number of new products within the next 12 months. One new product is JavaMan, a platform independent, Internet-ready Network Management System ("NMS") which the Company created to expand the reach of MegaVision over the Internet. All necessary software is expected to reside on MegaSwitch II, pre-configured prior to customer delivery. JavaMan's use of existing Web standards provides remote manageability in both Internet and Intranet environments


         The Company also has a number of other new networking product development programs underway, including Gigabit Ethernet switching and ATM uplink modules. These products are being developed in response to current technological trends and end user demands for greater bandwidth and product flexibility. The Company is in the process of consolidating Fibronics' research and development projects with its own programs. Among initial projects, the Company is focusing on the integration of the GigaHub with MegaSwitch II technology, including Gigabit Ethernet. The Company has recently announced a GigaFrame product strategy for 1997, the architecture for which will consist of a Gigabit Ethernet Switch, a GigaHub enterprise switch, MegaSwitch II and two new low cost 10 Mbps to 100 Mbps stackable switches.


         New products under development in the area of fiber optics include transmission products for cellular band and personal communication systems which allow transmission over fiber optic cable. The Company is also developing fiberoptic components that will improve the system performance for cable TV transmission. MRV also has research and development projects underway seeking to enhance various of its fiber optic transmission products and is participating in Bell South's FTTC project.

          There can be no assurance that the technologies and applications under development by the Company will be successfully developed, or, if they are successfully developed, that they will be successfully marketed and sold to the Company's existing and potential customers.


         At December 5, 1996, the Company had 53 employees dedicated to research and product development. Research and development expenditures totaled approximately $1,100,000, $2,100,000 and $4,000,000 for fiscal years ended December 31, 1993, 1994 and 1995, respectively. Research and development expenditures for the first nine months of fiscal year 1996 were $5,787,000.


CUSTOMERS

         The Company has sold its products worldwide to over 500 diverse customers a wide range of industries, primarily; data communications, telecommunications and cable TV. The Company anticipates that these customers will continue to purchase its products in the foreseeable future. No customer accounted for more than 10% of the Company's revenues in 1993, 1994 or 1995. Current customers include:

                               NETWORK SWITCHING

--------------------------------------------------------------------------------------------
COMPUTERS AND ELECTRONICS                          GOVERNMENT AGENCIES
-------------------------                          -------------------
o   Advanced Micro Devices, Inc.                   o   Ealing (Borough of London)
o   AMP Incorporated                               o   Federal Bureau of Investigation
o   Data General Corporation                       o   MITI (Japan)
o   Fujitsu Ltd. (Japan)                           o   National Security Administration
o   International Business Machines Corporation    o   National Library, Zagreb
o   Intel Corporation                              o   Police Department of Berlin/Potsdam
o   Matsushita (Germany)                           o   Social Security Administration
o   U B Networks                                   o   US Coast Guard
--------------------------------------------------------------------------------------------
BANKING, FINANCE AND INSURANCE                     DIVERSIFIED AND OTHER
------------------------------                     ---------------------
o       Bankhaus Rinderknecht (Zurich)             o       Bayer AG
o       GE Capital                                 o       The Walt Disney Co.
o       NationsBank                                o       Eastman Kodak
o       Trans America Corporation                  o       Tele-Communications, Inc.
o       Wells Fargo Bank NT&SA                     o       United Airlines
--------------------------------------------------------------------------------------------

                             FIBER OPTIC COMPONENTS

--------------------------------------------------------------------------------------------
DATA  COMMUNICATIONS                               TELECOMMUNICATIONS
--------------------                               ------------------
o   Bay Networks, Inc.                             o   Asea Brown Boveri
o   Canoga Perkins                                 o   Broadband Network Inc.
o   Cisco Systems, Inc.                            o   Crosscom
o   Connectware                                    o   Lucent Technologies Inc.
o   Network Systems Corporation                    o   Photon Technology (China)
o   Nortel                                         o   Reltec
o   Optical Data Systems                           o   Transcom
--------------------------------------------------------------------------------------------
VIDEO AND VOICE COMMUNICATIONS                     INSTRUMENTATION
------------------------------                     ---------------
o   Allied Wire and Cable                          o   EXFO
o   Augat Communication Products Inc.              o   Fiber Options
o   C-Cor                                          o   GN Nettest
o   General Instrument                             o   Kingfisher International
o   Optelecom, Inc.                                o   Noyes Fiber Systems
o   Tektronix                                      o   3M
--------------------------------------------------------------------------------------------

MARKETING

         The Company markets and sells its products under the NBase Communications, NBase Switch Communications, MRV Communications and West Hills LAN System brand names. Each product line has a dedicated sales and marketing organization. The Company employs various methods, such as public relations, advertising, and trade shows to build awareness of its products. Public relations activities are conducted both internally and through relationships with outside agencies. Major public relation activities are focused around new product introductions, corporate partnerships and other events of interest to the market. The Company supplements its public relations through media advertising programs and attendance at various trade shows throughout the year, both in the United States and internationally.

         The Company also establishes working relationships with trade analysts, testing facilities and high visibility corporate accounts. Since the results obtained by these organizations can often influence customers' purchase decisions, a positive response from these organizations regarding the Company's technology is important to product acceptance and purchase. Other activities include attendance at technology seminars, preparation of competitive analyzes, sales training, publication of technical and educational articles, maintenance of a Web site and direct mailing of company literature. The Company also believes that its participation in high-profile interactive projects such as Bell South's FTTC project significantly enhances its reputation and name recognition among existing and potential customers.

SALES AND DISTRIBUTION

         The Company continually seeks to expand its distribution capability to capitalize on its technological expertise and production capacity and to augment and increase distribution channels to accelerate its growth. Products are sold through VARs, systems integrators, distributors, manufacturer's representatives and OEM customers. The Company's sales and distribution divisions are organized along four primary lines: OEM sales and partnerships; VARs and systems integrators; manufacturer's representatives; and domestic and international distributors.

         Direct Sales. The Company employs a worldwide direct sales force primarily to sell its products to large OEM accounts and to a lesser extent to end users of the Fibronics product line. MRV believes that a direct sales force can best serve large customers by allowing salespeople to develop strong, lasting relationships which can effectively meet the customers' needs. The direct sales staff is located across the United States, Europe and Israel. The integration of the Fibronics Business will more than double the Company's sales force immediately preceding the acquisition. MRV plans to integrate Fibronics' sales staff with its own so that it will have one sales force covering all of the Company's networking products.

         Each of the Company's OEM partners resells the products under its own name. The Company believes that the OEM partnerships enhance its ability to sell its products in significant quantities to large organizations. Since these OEM partners provide their own technical and sales support to their customers, the Company is able to focus on other sales channels. The Company customarily enters into contracts with OEM customers to establish the terms and conditions of sales made pursuant to orders from OEMs. These OEMs incorporate the Company's product into systems or sub-systems, which are then sold to end users via various distribution channels. The Company has established OEM relationships in connection with its switching equipment with leading communications and networking companies including U B Networks, Fujitsu and Intel. The Company's fiber optic components are sold only to OEMs.

         To complement its direct sales effort the Company utilizes the following indirect sales channels:

         Domestic and International Distributors. The Company works with distributors domestically and internationally. Geographic exclusivity is normally not awarded unless the distributor has exceptional performance. Distributors must successfully complete the Company's training programs and provide system installation, technical support, sales support and follow-on service to local customers. Generally, distributors have agreements with a one year term subject to automatic renewal unless otherwise canceled by either party. The Company uses stocking distributors, which purchase the Company's product and stock it in their warehouse for immediate delivery, and non-stocking distributors, which purchase the Company's product after the receipt of an order. Internationally, the Company sells through approximately 80 distributors in Asia, Africa, Europe, Australia, the Middle East, Canada and Latin America.

         Value-Added Resellers. MRV uses a select group of VARs in the U.S. which are generally selected for their ability to offer the Company's products in combination with related products and services, such as system design, integration and support. Such specialization allows the Company to penetrate targeted vertical markets such as telecommunications and cable TV. Generally, the Company uses a two-tier distribution system to reach a broader range of customers, however VARs may purchase the product directly from the Company if the volume warrants a direct relationship.

          Manufacturers' Representatives. To supplement the Company's direct sales efforts, manufacturer's representatives are assigned by territory in the U.S. and work exclusively on commission.

         Customer Support and Service. The Company is committed to providing strong technical support to its customers. MRV operates a customer service group, and provides support through its engineering group, sales staff, distributors, OEMs and VARs. Customer support personnel are currently located at the Company's offices in California, Maryland and Israel. Fibronics currently has its own customer support and service personnel, which the Company plans to integrate its own.


         International Sales. International sales accounted for approximately 19% and 45% of the Company's net revenues in 1994 and 1995, respectively, and approximately 50% of net revenues during the nine months ended September 30, 1996. On a pro forma basis, including Fibronics, international sales accounted for approximately 58% and 59% of the Company's net revenues during the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.


MANUFACTURING

         The Company has developed proprietary ASICs to implement high level component integration in its networking product development process. To develop ASICs successfully, the Company must transfer a code of instructions to a single mask from which low cost duplicates can be made. Each iteration of a mask involves a substantial up-front cost, which costs can adversely affect the Company's result of operations and financial condition if errors or "bugs" occur following multiple duplication of the masks. While the Company has not experienced material expenses to date as a result of errors discovered in ASIC masks, because of the complexity of the duplication process and the difficulty in detecting errors, the Company could suffer a material adverse effect to its operating results and financial condition if errors in developing ASICs were to occur in the future. Moreover, the Company currently relies on a single foundry to fabricate its ASICs and does not have long-term supply contract with this supplier, any other ASIC vendor or any other of its limited source vendors, purchasing all of such components on a purchase order basis. While the Company believes it would be able to obtain alternative sources of supply for the ASICs or other key components, a change in ASIC or other key suppliers of key components could require a significant lead time and, therefore, could result in a delay in product shipments. While the Company has not experienced delays in the receipt of ASICs or other key components, any future difficulty in obtaining any of these key components could result in delays or reductions in product shipments which, in turn, could have material adverse effect on the Company's business, operating results business and financial condition.

         The Company outsources the assembly, test and quality control of its computer networking products to third party contract manufacturers, thereby allowing it to react quickly to market demand, to avoid the significant capital investment required to establish and maintain manufacturing and assembly facilities and to concentrate its resources on product design and development. Final assembly, burn-in, final testing and pack-out are performed by the Company to maintain quality control. The Company's manufacturing team is experienced in advanced manufacturing and testing, in engineering, in ongoing reliability/quality assurance and in managing third party contract manufacturer's capacity, quality standards and manufacturing process. Although there are a large number of contract manufacturers which the Company can use for its outsourcing, MRV has elected to use one vendor for a significant portion of its board assembly requirements in order to foster consistency in quality of the products. This independent third party manufacturer also provides these services to other companies. Risks associated with the use of independent manufacturers include unavailability of or delays in obtaining adequate supplies of products and reduced control of manufacturing quality and production costs. If the Company's contract manufacturer fails to deliver products in the future on a timely basis, or at all, it would be extremely difficult for the Company to obtain adequate supplies of products from other sources on short notice. There can be no assurance that the Company's third party manufacturer will provide adequate supplies of quality products on a timely basis, or at all. The Company can outsource with another vendor or vendors; however, such a change in vendors may require significant time and result in shipment delays and expenses. The inability to obtain such products on a timely basis, the loss of such vendor or a change in the terms and conditions of the outsourcing would have a material adverse effect on the Company's business, operating results and financial condition.

         The Company relies exclusively on its own production capability for critical semiconductor lasers and LEDs used in its products. The Company's optical transmission production process involves (i) a wafer processing facility for semiconductor laser diode and LED chip manufacturing under stringent and accurate procedures using state-of-the-art wafer fabrication technology, (ii) high precision electronic and mechanical assembly, and (iii) final assembly and testing. Relevant assembly processes include die attach, wirebond, substrate attachment and fiber coupling. The Company also conducts tests throughout its manufacturing process using commercially available and in-house built testing systems that incorporate proprietary procedures. The Company performs final product tests on all of its products prior to shipment to customers. Many of the key processes used in the Company's products are proprietary; and, therefore, many of the key components of the Company's products are designed and produced internally. Because the Company manufactures these and other key components of its products at its own facility and such components are not readily available from other sources, any interruption of the Company's manufacturing process could have a material adverse effect on the Company's operations. Furthermore, the Company has a limited number of employees dedicated to the operation and maintenance of its wafer fabrication equipment, the loss of any of whom could result in the Company's inability to effectively operate and service such equipment. Wafer fabrication is sensitive to a wide variety of factors, including variations and impurities in the raw materials, difficulties in the fabrication process, performance of the manufacturing equipment, defects in the masks used to print circuits on the wafer and the level of contaminants in the manufacturing environment. There can be no assurance that the Company will be able to maintain acceptable production yields and avoid product shipment delays. In the event adequate production yields are not achieved resulting in product shipment delays, the Company's business, financial condition and results of operations could be materially adversely affected. The Company believes that it has sufficient manufacturing capacity for growth in the coming years.

         The Company is subject to a variety of federal, state, and local governmental regulations related to the storage, use, discharge, and disposal of toxic, volatile or otherwise hazardous chemicals used in the manufacturing process. There can be no assurance that environmental regulations will not result in the need for additional capital equipment or other requirements. Further, such regulations could restrict the Company's ability to expand its operations. Any failure by the Company to obtain required permits for, control of use of, or adequately restrict the discharge of, hazardous substances under present or future regulations could subject the Company to substantial liability or could cause its manufacturing operations to be suspended. Such liability or suspension of manufacturing operations could have a material adverse effect on the Company's operating results.

COMPETITION

         The communications equipment and component industry is intensely competitive. The Company competes directly with a number of established and emerging computer, communications and networking device companies. Direct competitors in network switching include Bay Networks, Inc., Cabletron Systems, Inc., Cisco Systems Inc., Digital Equipment Corporation, FORE Systems, Inc., Hewlett-Packard Company, International Business Machines Corporation and 3Com
Corporation.   In addition, direct competitors in fiber optic transmission products include AMP Incorporated, Fujitsu, Hewlett-Packard Company, Lucent Technologies Inc., Mitsubishi, NEC Electronics Inc., Ortel Corporation, Phillips Semiconductors and Siemens Components, Inc. Many of the Company's competitors have significantly greater financial, technical, marketing, distribution and other resources and larger installed customer bases than the Company. Several of these competitors have recently introduced or announced their intentions to introduce new competitive products. Many of the larger companies with which the Company competes offer customers a broader product line which provides a more comprehensive networking solution than the Company's products. The ability to act as a single source vendor and provide a customer with an enterprise-wide networking solution has increasingly become an important competitive factor. In addition, there are a number of early stage companies which are developing Fast Ethernet, Gigabit Ethernet switching and alternative solutions. If developed successfully, these solutions could be higher in performance or more cost-effective than the Company's products.

         Moreover, there are also several alternative network technologies. For
example, in the local access market,   the Company's products compete with
telephone network technology known as "ADSL." In this technology, digital signals are transmitted through existing telephone lines from the central office to the home. The Company also expects that competitive pricing pressures could result in price declines for the Company's and its competitors' products. Such increased competition could result in reduced margins and loss of market share which would materially and adversely affect the Company's business, operating results and financial condition.

         The networking industry has become increasingly concentrated in recent years as a result of consolidation. This consolidation is likely to permit the Company's competitors to devote significantly greater resources to the development and marketing of new competitive products and the marketing of existing competitive products to their larger installed bases. The Company expects that competition will increase substantially as a result of these and other industry consolidations and alliances, as well as the emergence of new competitors.

PROPRIETARY RIGHTS

         To date, the Company has relied principally upon copyrights and trade secrets to protect its proprietary technology. The Company generally enters into confidentiality agreements with its employees and key suppliers and otherwise seeks to limit access to and distribution of the source code to its software and other proprietary information. There can be no assurance that such steps will be adequate to prevent misappropriation of the Company's technology or that a third party will not independently develop technology similar or superior to the Company's technology. The Company has one patent application pending. There can be no assurance that patents will be issued with respect to the pending application or that the Company's patents will be upheld as valid or will prevent the development of competitive products. In addition, the laws of some foreign countries may not permit the protection of the Company's proprietary rights to the same extent as do the laws of the United States.

         There has been substantial industry litigation regarding intellectual property rights involving technology companies. In the future, litigation may be necessary to protect trade secrets and other intellectual property rights owned by the Company, to enforce any patents issued to the Company, to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and a diversion of management's attention, which could have a material adverse effect on the Company's business, operating results and financial condition. An adverse determination in such litigation could further result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its product, any of which could have a material adverse effect on the Company's business, operating results and financial condition. The Company typically has agreed to indemnify its customers and key suppliers for liability incurred in connection with the infringement of a third party's intellectual property rights. While to date the Company has not received any communications alleging that the Company's products infringe on the intellectual property rights of others, there can be no assurance that the Company will not be subject to such claims in the future.

EMPLOYEES


         As of December 5, 1996, the Company had 345 full-time employees, including six executive officers, 149 in production, 104 in marketing and sales, 53 in research and development and 33 in general administration. None of the Company's employees are represented by a union or governed by a collective bargaining agreement, and the Company believes its relationship with its employees is good.


FACILITIES

         The Company's principal administrative, sales and marketing, research and development and manufacturing facility is located in Chatsworth, California. The facility covers approximately 17,700 square feet and is leased from an unaffiliated third party at an annual base rent of approximately $106,000 (plus local taxes) for a lease term expiring in March 1999. In addition, the Company leases space in two buildings near its primary facility in Chatsworth, consisting of approximately 5,000 square feet and approximately 12,800 square feet from unaffiliated third parties at annual base rentals of approximately $43,000 and $91,000 (plus local taxes), respectively. Both of these lease terms also expire in March 1999.

         The Company also leases space in German Town, Maryland for its sales office and warehouses. This facility covers approximately 4,800 square feet and is leased from an unaffiliated third party at an annual base rent of approximately $35,000 per year (plus local taxes) for a lease term expiring August 2000.

         The Company's administrative, sales and marketing, research and development and manufacturing operations in Israel are located in Yokneam, Israel in facilities that cover approximately 23,400 square feet, are leased for total annual base rents of approximately $206,000, expiring through January 2002.

         The Company leases approximately 5,200 square feet of space from an unaffiliated third party in Basingstoke, England which is uses for sales, marketing and warehousing. The premises are leased for total annual base rents of approximately $75,000 expiring in August 1999.

         The Company leases approximately 1,600 square feet of space from an unaffiliated third party in Germany, which is uses for sales, marketing and warehousing. The premises are leased for total annual base rents of approximately $221,000 expiring through August 1999.

         The Company also occupies space under a capital lease with an unaffiliated third party in Milan, Italy which is uses for sales offices and warehousing. Annual payments under the lease are approximately $220,000 and the lease runs through March 2004.

         The Company believes that its present facilities are sufficient to meet its current needs and that adequate additional space will be available for lease when required.


LEGAL PROCEEDINGS

         In July 1996, R. Douglas Sherrod, a former employee of the Company who was terminated in August 1994, filed an action in Superior Court of Los Angeles County, California against the Company and three of its executive officers and directors, Mr. Noam Lotan, Dr. Shlomo Margalit and Dr. Zeev Rav-Noy. The complaint seeks compensatory and punitive damages in unspecified amounts, together with attorneys fees and costs of suit, for alleged wrongful termination, breach of contract, negligent misrepresentation and fraud. The bases of the complaint are Mr. Sherrod's claims that he was terminated supposedly in retaliation for having informed the Company of its alleged use of proprietary information of a third party and claimed that he insisted that such information be destroyed; that he was purportedly induced by the defendants to join the Company by the entry into a stock option agreement which the Company allegedly had no intention of performing; and that the Company allegedly breached the stock option agreement. Management believes that the complaint is without merit and intends to vigorously defend the action.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The current executive officers and directors of the Company are as follows:

         NAME                AGE                             POSITION
         ----                ---                             --------
Noam Lotan(1)                45     President, Chief Executive Officer and Director
Shlomo Margalit(1)           55     Chairman of the Board of Directors, Chief Technical Officer and
                                    Secretary
Zeev Rav-Noy(1)              49     Chief Operating Officer, Treasurer and Director

Edmund Glazer                36     Vice President of Finance and Administration and Chief Financial
                                    Officer
Khalid (Ken) Ahmad           44     Vice President of Marketing and Sales
Ofer Iny                     28     Vice President of Engineering
Leonard Mautner(2)(3)        79     Director
Milton Rosenberg(2)(3)       74     Director
------------------

(1) Member of the Executive Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

         Noam Lotan has been the President, Chief Executive Officer and a Director of the Company since May 1990 and became Chief Financial Officer of the Company in October 1993, in which position he served until June 1995. From March 1987 to January 1990, Mr. Lotan served as Managing Director of Fibronics
(UK) Ltd., the United Kingdom subsidiary of Fibronics International Inc. ("Fibronics"), a manufacturer of fiber optic communication networks. The Company purchased the Fibronics Business in September 1996. See "The Company." From January 1985 to March 1987, Mr. Lotan served as a Director of European Operations for Fibronics. Prior to such time, Mr. Lotan held a variety of sales and marketing positions with Fibronics and Hewlett-Packard. Mr. Lotan holds a Bachelor of Science degree in Electrical Engineering from the Technion, the Israel Institute of Technology, and a Masters degree in Business Administration from INSEAD (the European Institute of Business Administration, Fontainebleau, France).

         Dr. Shlomo Margalit, a co-founder of the Company, has been Chairman of the Board of Directors and Chief Technical Officer since the Company's inception in July 1988. From May 1985 to July 1988, Dr. Margalit served as a founder and Vice President of Research and Development for LaserCom, Inc. ("LaserCom"), a manufacturer of semiconductor lasers. From 1982 to 1985, Dr. Margalit served as a Senior Research Associate at the California Institute of Technology ("Caltech"), and from 1976 to 1982, a Visiting Associate at Caltech. From 1972 to 1982, Dr. Margalit served as a faculty member and Associate Professor at the Technion. During his tenure at the Technion, Dr. Margalit was awarded the "Israel Defense" prize for his work in developing infrared detectors for heat guided missiles and the David Ben Aharon Award for Novel Applied Research. Dr. Margalit holds a Bachelor of Science degree, a Masters degree and a Ph.D. in Electrical Engineering from the Technion.

         Dr. Zeev Rav-Noy, a co-founder of the Company, has been its Chief Operating Officer and a Director of the Company since inception and served as its President until May 1990. From May 1985 to July 1988, Dr. Rav-Noy co-founded and served as Vice President of Operations of LaserCom and, from 1982 to 1985, served as a research fellow at Caltech. From 1979 to 1982 Dr. Rav-Noy served as a consultant to a number of companies, including Tadiran Electronic Industries, Inc., an Israeli telecommunication, military, and consumer electronics conglomerate, and the Yeda Research and Development Co. Ltd., a technology exploitation and application company affiliated with the Weizman Institute in Israel. Dr. Rav-Noy holds a Bachelor of Science degree and a Masters degree in physics from Tel Aviv University and a Ph.D. in Applied Physics from the Weizman Institute in Israel.

         Edmund Glazer was appointed Vice President of Finance and Administration and Chief Financial Officer in June 1995. He has been with the Company since October 1994 serving as Operations Manager. In 1993 and 1994, Mr. Glazer served as a consultant providing document imaging and information systems to clients. From 1986 to 1993, Mr.

Glazer served as Vice President of Finance at Concord Electrical Supply, a distributor of electrical and electronic products. From 1984 to 1986, Mr. Glazer worked as a certified public accountant at the accounting firm of Singer, Lewak Greenbaum & Goldstein. From 1981 to 1984, Mr. Glazer worked as an auditor at the accounting firm of Weber, Lipshie & Co. In 1983, Mr. Glazer qualified as a Certified Public Accountant from the State of California. Mr. Glazer holds a Bachelor of Science Degree in Business Administration from the University of Southern California.

         Khalid (Ken) Ahmad has been employed as Vice President of Marketing and Sales since July 1990 and an Executive Officer since May 1992. From April 1990 to July 1990, Mr. Ahmad served as a consultant to the Company. From January 1990 to March 1990, Mr. Ahmad served as a consultant to Welwyn Microcircuits, a British manufacturer, providing market research information on fiber optic technology. From October 1988 to November 1989, Mr. Ahmad served as marketing manager and regional sales manager for STC Components, a manufacturer of optical transmission components. From 1985 to 1988, he served as marketing operations manager for PCO, Inc. a manufacturer of optical transmission devices and data links. From 1977 to 1985, Mr. Ahmad also held a variety of marketing and sales management positions with Canoga Data Systems, a data communications equipment manufacturer, and Deutsch Company, an aerospace manufacturer. Mr. Ahmad holds a Bachelor of Science degree in Biology from California State University at San Bernardino.

         Ofer Iny has been Vice President of Engineering of the Company since May 1994. From January 1993 to May 1994, he served as a consultant to the Company. From September 1991 to January 1993, Mr. Iny was a researcher at Jet Propulsion Laboratory, Microgravity and Microwave Group. From May 1990 to March 1992, Mr. Iny held the position of Senior Engineer at Whittaker Electronic Systems, a manufacturer. Mr. Iny holds a Bachelor of Science degree in Physics from California State University, Northridge, and a Masters degree in Physics from University of California, Los Angeles ("UCLA").

         Leonard Mautner has served as an advisor to the Company since its inception and was elected a Director in March 1992. Mr. Mautner is President of Leonard Mautner Associates, a management consulting company, which he founded in 1973, and in addition, from 1982 to 1988, served as a visiting lecturer at the Anderson School of Management of UCLA. Mr. Mautner is also a Director of two mutual funds, the First Pacific Advisors Perennial Fund and the First Pacific Advisors Paramount Fund. From 1969 to 1979, Mr. Mautner was a General Partner of Goodman & Mautner, Ltd., a venture capital partnership, and President of Goodman & Mautner, Inc., the partnership's investment manager.
Mr. Mautner holds a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology.

         Milton Rosenberg has been an advisor to the Company since its inception and was elected a Director in March 1992. He is President of M. R. Associates, an investment and consulting company, which he founded in 1978. For the past 15 years, Mr. Rosenberg has been a director of Bell Industries, a New York Stock Exchange company engaged in the distribution of electronics components. Mr. Rosenberg has been a consultant to high technology companies for over 20 years. Mr. Rosenberg holds a Bachelor of Science degree in Electrical Engineering from Drexel University and did graduate course work in Electrical Engineering at Princeton University.

         Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until the next annual meeting and until his successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors, subject to relevant employment agreements. None of the Directors of the Company are related by blood, marriage or adoption to any of the Company's Directors or executive officers.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         The members of the Board of Directors who are not employees of the Company receive cash compensation of $800 per month and $500 for each Board of Directors' meeting attended, while serving as Directors.

         The following table sets forth a summary of all compensation paid by the Company to its Chief Executive Officer and for each of its other executive officers whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers") during the fiscal year ended December 31, 1995:

                                                                                 Long-term
                                                                                Compensation
                                                                                ------------
                                                  Annual Compensation            Securities
                                                  -------------------            Underlying
      Name and Principal Positions          Year      Salary      Bonus         Options (#)
      ----------------------------          ----      ------      -----         ------------
Noam Lotan                                  1995    $100,000     $     0               0
President and Chief Executive Officer       1994    $100,000     $     0               0
                                            1993    $100,000     $     0               0

Shlomo Margalit                             1995    $110,000     $     0               0
Chairman of the Board of Directors,         1994    $110,000     $     0               0
Chief Technical Officer and Secretary       1993    $110,000     $     0               0

Zeev Rav-Noy                                1995    $110,000     $60,000               0
Chief Operating Officer                     1994    $110,000     $60,000               0
                                            1993    $110,000     $25,000               0

Ken Ahmad                                   1995    $ 90,000     $24,750         150,000
Vice President of Marketing and Sales       1994    $ 90,000     $30,000               0
                                            1993    $ 90,000     $18,000               0

         Mr. Lotan and Drs. Margalit and Rav-Noy do not hold any options to purchase Common Stock of the Company and none were granted to any of them during 1995. The following table provides certain information regarding stock option grants made to Mr. Ahmad during 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED ANNUAL
                      NUMBER OF     PERCENT OF                                  RATES OF STOCK PRICE
                     SECURITIES    TOTAL OPTIONS                              APPRECIATION FOR OPTION
                     UNDERLYING     GRANTED TO      EXERCISE                          TERM(1)
                       OPTIONS     EMPLOYEES IN      PRICE      EXPIRATION    -----------------------
       NAME          GRANTED(#)        1995        ($/SH) (3)      DATE          5%            10%
       ----          ----------        ----        ----------      ----          --            ---
Ken Ahmad            150,000(2)        7.5%          $7.25       1/13/2000    $150,228      $331,965
-----------

(1) The dollar amounts under these columns are the result of calculations assuming the price of Common Stock on the date of the grant of the option ($3.625 per share) increases at the hypothetical 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(2) Options are exercisable in equal annual increments of 1/3 beginning on the anniversary of the grant date.
(3) The exercise price per share of the options granted represented the fair market value of the underlying shares on the date of grant.

         No options were exercised by Mr. Lotan, Dr. Margalit, Dr. Rav-Noy or Mr. Ahmad during 1995. The following table provides certain information concerning Mr. Ahmad's unexercised options at December 31, 1995:

                         FISCAL YEAR-END OPTION VALUES

                                      Number of Shares Underlying           Value of Unexercised
                                         Unexercised Options at           In-the-Money Options at
                                          December 31, 1995                 December 31, 1995 (1)
                                          ------------------                ---------------------

                                     Exercisable      Unexercisable     Exercisable     Unexercisable
                                     -----------      -------------     -----------     -------------
Ken Ahmad                               50,000           100,000          $241,750         $483,500

___________
(1) Based on the difference between $8.46 per share (the last sale price of the Common Stock on December 29, 1995 as reported on The Nasdaq National Market, as adjusted for the 3-for-2 and 2-for-1 stock splits (effected on March 20, 1996 and July 29, 1996, respectively) and the per share exercise price (as similarly adjusted).

EMPLOYMENT AGREEMENTS


         In March 1992, the Company entered into three-year employment agreements with Mr. Lotan, Dr. Margalit and Dr. Rav-Noy, which in November 1994 were extended to March 1998. Pursuant to the agreements, Mr. Lotan serves as President, Chief Executive Officer and a Director of the Company, Dr. Margalit serves as Chairman of the Board of Directors, Chief Technical Officer and Secretary, and Dr. Rav-Noy serves as a Chief Operating Officer, Treasurer and a Director. Mr. Lotan, Dr. Margalit and Dr. Rav-Noy receive base annual salaries of $100,000, $110,000 and $110,000, respectively, and each is entitled to receive a bonus determined and payable at the discretion of the Board of Directors upon the recommendation of the Compensation Committee of the Board. Recommendations with respect to bonus levels are based on achievement of specified goals, such as new product introductions, profitability levels, revenue goals, market expansion and other criteria as established by the Compensation Committee.


         Each officer also receives employee benefits, such as vacation, sick pay and insurance, in accordance with the Company's policies which are applicable to all employees. The Company has obtained, and is the beneficiary of, key man life insurance policies in the amount of $1,000,000 on the lives of each of Drs. Margalit and Rav-Noy and Mr. Lotan. All benefits under these policies will be payable to the Company upon the death of an insured. In November 1994, each of Mr. Lotan and Drs. Margalit and Rav-Noy agreed to extend the terms of their respective employment agreement until March 1998.

STOCK OPTION PLAN

         On March 27, 1992, the Board of Directors and stockholders of the Company adopted the Plan, which provides for the grant to employees, officers, directors and consultants of options to purchase up to 900,000 shares of Common Stock, consisting of both "incentive stock options" within the meaning of
Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified options. Incentive stock options are issuable only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees of the Company. The Board increased the Plan by 900,000 shares in February 1995, which was approved by stockholders in June 1995 and in May 1996 increased the Plan by 150,000 shares, which was approved by stockholders in July 1996.

         Under the Plan, the Compensation Committee has the authority to determine the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be incentive stock options, the duration and rate of exercise of each option, the option price per share, the manner of exercise and the time, manner and form of payment upon exercise of an option.

         The exercise price per share of Common Stock subject to incentive stock options may not be less than the fair market value of the Common Stock on the date the option is granted. The exercise price per share of Common Stock subject to non-qualified options will be established by the Board of Directors. The aggregate fair market value (determined as of the date the option is granted) of the Common Stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, more than 10% of the total combined voting power of all classes of stock of the Company shall be eligible to receive any incentive stock options under the Plan unless the exercise price is at least 110% of grant. Non-qualified options are not subject to this limitation.

         No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution and, during the lifetime of an optionee, the option will be exercisable only by the optionee. In the event of termination of employment other than by death or disability, the optionee will have three months after such termination or until the expiration of such option, whichever occurs first, to exercise the option. Upon termination of employment of an optionee by reason of death or permanent total disability, options remain exercisable for one year thereafter or until the expiration of such option, whichever occurs first, to the extent they were exercisable on the date of such termination. No similar limitation applies to non-qualified options.

         Stock options under the Plan must be granted within 10 years from the effective date of the Plan. Incentive stock options granted under the Plan cannot be exercised more than 10 years from the date of grant, except that incentive stock options issued to 10% or greater stockholders are limited to five year terms. All options granted under the Plan provide for the payment of the exercise price in cash or by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of his stock options without making any additional cash investment.


         Any unexercised options that expire or that terminate upon an employee's ceasing to be employed with the Company become available once again for issuance. At December 5, 1996, options for 1,531,599 shares were outstanding under the Plan and 164,399 were reserved thereunder for options available for future grant.


LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         The Company's Certificate of Incorporation includes a provision that eliminates or limits the personal financial liability of the Company's directors, except in situations where there has been a breach of the director's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability under Section 174 of the Delaware General Corporation Law ("Section 174") relative to unlawful payment of dividends, stock purchases or redemptions, or any transaction from which the director derived an improper personal benefit. Furthermore, Section 174 eliminates monetary liability for gross negligence in exercising the duty of due care related to the directors' fiduciary duties under state corporate law, however, such section does not eliminate monetary liability of directors under the federal Securities laws. In addition, the Company's Bylaws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except that in relation to matters with respect to which such persons shall be determined to be liable for misconduct or negligence in the performance of their duties, the Company's Bylaws provide for indemnification only to the extent that the Company determines that such person acted in good faith and in a manner not opposed to the best interests of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Act and is therefore unenforceable.

              PRINCIPAL STOCKHOLDERS AND SELLING SECURITY HOLDERS

PRINCIPAL STOCKHOLDERS


         The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of December 5, 1996, of (i) each person known by the Company to own beneficially 5% or more of the Common Stock,
(ii) each current director of the Company, (iii) each of the Named Executive Officers (iv) each Selling Stockholder and (v) all current directors and executive officers as a group.


                                                                 Common Stock
                   NAME AND ADDRESS(1) OF BENEFICIAL        ---------------------
                     OWNER(2) OR IDENTITY OF GROUP            Number      Percent
                  ----------------------------------          ------      -------
                  Shlomo Margalit                           2,048,930      9.5%

                  Zeev Rav-Noy                              1,976,930      9.1%

                  Noam Lotan (3)                              975,937      4.5%

                  Ken Ahmad (4)                               294,464      1.4%

                  Leonard Mautner                              61,850        *
                  1434 Sixth Street, Suite 10
                  Santa Monica, CA 90401

                  Milton Rosenberg (5)                         52,710        *
                  10975 Torreyana Road, Suite 304
                  San Diego, CA 92121

                  All executive officers and                5,469,821      25.1%
                  directors as a group (8
                  persons)(6)
----------

*        Less than 1%
(1) Except as otherwise set forth in the table, the address of each of the person listed is c/o MRV Communications, Inc., 8917 Fullbright Avenue, Chatsworth, CA 91311.
(2) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) Includes 10,000 shares issuable pursuant to stock options exercisable within 60 days of December 5, 1996.
(4) Includes 100,000 shares issuable pursuant to stock options exercisable within 60 days from December 5, 1996.
(5) Includes 24,000 shares issuable pursuant to stock options exercisable within 60 days from December 5, 1996.
(6) Includes 193,000 shares issuable pursuant to stock options exercisable within 60 days from December 5, 1996.

SELLING SECURITY HOLDERS


         The table below sets forth certain information at December 5, 1996 concerning the Selling Stockholders, the Sellers of Warrant Shares and the Sellers of Debenture Shares, including the number of Shares they beneficially owned and their percentage ownership before this offering. Because the Selling Security Holders may offer all or some of the Shares pursuant to the offering contemplated by this Prospectus, and to the Company's knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that may be held by the Selling Security Holders after completion of this offering, no estimate can be given as to the amount of Shares that will be held by the Selling Security Holders after completion of this offering. See "Plan of Distribution."

                                                          Beneficial Share Ownership Before Offering(1)
                                                   ------------------------------------------------------------
                                                   Outstanding   Warrant   Debenture    Total        Percentage
   Name and Address of Selling Security Holders      shares      Shares   Shares (2)    Shares       Ownership
   --------------------------------------------    -----------   -------  -----------   ------       ----------
Everest Capital International Ltd.                     509,994   207,000                716,994       3.3%
Corner house, 20 Parliament St.
Hamilton 'HM 12 Bermuda

Alvardo Partners                                        75,318                           75,318          *
1 Embarcadero Ctr Suite 2330
San Francisco, CA 94111

Arntz Builders Partners                                  2,400                            2,400          *
Andron Capital Management
3650 Mt. Diablo Blvd., Suite 103
Lafayette, CA 94549

Banque de Gestion E. de  Rothschild, Luxembourg         18,000    10,000                 28,000          *
BBH New York
59 Wall Street
New York, NY 10005

Banque Privee Edmond de  Rothschild/Geneva              88,000    50,000                138,000          *
C/o Brown Brothers Harriman
59 wall Street
New York, NY 10005

CUS Trust                                               36,000                           36,000          *
Custodial Trust Co.
101 Carnegie Ctr.
Princeton, NT 08540

David Koch                                                 658    10,500                 11,158          *
55 Argyle Rd.
Scarsdale, NY 10583

                                                          Beneficial Share Ownership Before Offering(1)
                                                   ------------------------------------------------------------
                                                   Outstanding   Warrant   Debenture    Total        Percentage
   Name and Address of Selling Security Holders      shares      Shares   Shares (2)    Shares       Ownership
   --------------------------------------------    -----------   -------  -----------   ------       ----------
Elizabeth D. Holiday - IRA                                 900                              900          *
Andron Capital Management
3650 Mt. Diablo Blvd., Suite 103
Lafayette, CA 94549


Ince & Co.                                              46,000                           46,000          *
c/o Morgan Guaranty Trust New York
La Cie Financiere E. Rothschild Banque
55 Exchange Level A
New York, NY 10260


J. Steven Emerson                                       46,000                           46,000          *
10506 Ilona Avenue, Suite 1410
Los Angeles, CA 90064


Jonathan Andron                                          2,100                            2,100          *
Andron Capital Management
3650 Mt. Diablo Blvd., Suite 103
Lafayette, CA 94549


Mark Riez                                                3,000     3,000                  6,000          *
6 rue de Villersexel '75007
Paris France

Northview Trading Ltd.                                   6,000    10,500                 16,500          *
Banque Financiere de la Cite
P.O. Box 5030
1211 Geneve 11
Switzerland


Robert Danloy Vrancken II                                3,000                            3,000          *
2548 Fettersmill Rd.
'Huntingdon, PA 19006

Spencer Allen - IRA                                        300                              300          *
Andron Capital Management
3650 Mt. Diablo Blvd., Suite 103
Lafayette, CA, 94549

                                                          Beneficial Share Ownership Before Offering(1)
                                                   ------------------------------------------------------------
                                                   Outstanding   Warrant   Debenture    Total        Percentage
   Name and Address of Selling Security Holders      shares      Shares   Shares (2)    Shares       Ownership
   --------------------------------------------    -----------   -------  -----------   ------       ----------
Tom Zimberoff - IRA                                        300                              300          *
Andron Capital Management
3650 Mt. Diablo Blvd., Suite 103
Lafayette, CA 94549


Aharon Orlansky                                            958   92,984                  93,942          *
201 E. 62nd Street, Apt. 10A
New York, NY 10021

Elbit Ltd.                                             458,991                          458,991       2.1%
The Advanced Technology Center
P.O. Box 539
Haifa 31053, Israel

Hampshire Securities                                                 814                    814          *
919 Third Avenue
New York, NY 10022

Jeffrey M. Berman                                                 47,544                 47,544          *
c/o Hampshire Securities
919 Third Avenue
New York, NY 10022

Leo T. Abbe                                                       42,530                 42,530          *
c/o Hampshire Securities
919 Third Avenue
New York, NY 10022

                                                          Beneficial Share Ownership Before Offering(1)
                                                   ------------------------------------------------------------
                                                   Outstanding   Warrant   Debenture    Total        Percentage
   Name and Address of Selling Security Holders      shares      Shares   Shares (2)    Shares       Ownership
   --------------------------------------------    -----------   -------  -----------   ------       ----------
Richard K. Abbe                                                   36,644                 36,644          *
c/o Hampshire Securities
919 Third Avenue
New York, NY 10022

John H. Starr                                                     16,378                 16,378          *
c/o Hampshire Securities
919 Third Avenue
New York, NY 10022

Nathan Shilo, Trustee                                            834,212                834,212         3.7%
Eckhouse, Talman, Shilo, Diehno
3 Daniel Frisch St.
Tel Aviv 64731
Israel


GME Designs, Inc.                                                 43,000                 43,000          *
4505 Las Virgenes Rd. #202
Calabasas, CA 91302


Jacques Cory                                                      30,000                 30,000          *
c/o Eckhouse, Talman, Shilo, Diehno
3 Daniel Frisch St.
Tel Aviv 64731
Israel


Oppenheimer & Co.                                                  2,000                  2,000          *
One World Financial Center
200 Liberty Street
New York, NY  10281

                                                          Beneficial Share Ownership Before Offering(1)
                                                   ------------------------------------------------------------
                                                   Outstanding   Warrant   Debenture    Total        Percentage
   Name and Address of Selling Security Holders      shares      Shares   Shares (2)    Shares       Ownership
   --------------------------------------------    -----------   -------  -----------   ------       ----------
Heidron Engler                                                     6,000                  6,000          *
301 E. 64th St. Apt. 2A
New York, NY 10021

Robert Coane                                                       6,000                  6,000          *
46 West Lane
Bay Shore, NY 11706

Jeanette Coane  Cust for Robert Coane Jr.                          3,000                  3,000          *
46 West Lane
Bay Shore, NY 11706

Jeanette Coane  Cust for Mary Coane                                3,000                  3,000          *
46 West Lane
Bay Shore, NY 11706


Jeanne Coane Cust for Kevin Coane                                  3,000                  3,000          *
46 West Lane
Bay Shore, NY 11706


Bill Musser                                                       60,000                 60,000          *
c/o Barker Lee & Co.
747 Fifth Avenue
New York, NY 10017


Isabelle Orlansky                                                 57,000                 57,000          *
201 E. 62nd St., Apt. 10A
New York, NY 10021


                                                          Beneficial Share Ownership Before Offering(1)
                                                   ------------------------------------------------------------
                                                   Outstanding   Warrant   Debenture    Total        Percentage
   Name and Address of Selling Security Holders      shares      Shares   Shares (2)    Shares       Ownership
   --------------------------------------------    -----------   -------  -----------   ------       ----------
James C. Powers                                                   18,900                 18,900          *
345 E. 80 St., Apt. 185
New York, NY 10021


Terence Lambert                                                    1,500                  1,500          *
155 So. Bay Avenue
Brightwaters, NY 11718


Lipa Meir/Alon Cohen Trustees                                      4,074                  4,074          *
3 Daniel Frisch St.
Tel Aviv 64731
Israel


Jay Tucker                                                         9,000                  9,000          *
325 E. 79th Apt. 15B
New York, NY 10021


                                                          Beneficial Share Ownership Before Offering(1)
                                                   ------------------------------------------------------------
                                                   Outstanding   Warrant   Debenture    Total        Percentage
   Name and Address of Selling Security Holders      shares      Shares   Shares (2)    Shares       Ownership
   --------------------------------------------    -----------   -------  -----------   ------       ----------
Jean Michel Nahon                                                 15,000                 15,000          *
7616 North 69th Place
Paradise Valley, AZ 85253

Lucien Selle                                                       4,500                  4,500          *
Banque Financiere de la Cite
Attn: Mr. Nerfin
P.O. Box 5030
1211 Geneve 11
Switzerland

Perlman & Associates                                              75,000                 75,000          *
539 Dusie Avenue
Closter, NJ 07624

Bank of the West Trustee                                           1,200                  1,200          *
50 West San Fernando
San Jose, CA 95113

                                                          Beneficial Share Ownership Before Offering(1)
                                                   ------------------------------------------------------------
                                                   Outstanding   Warrant   Debenture    Total        Percentage
   Name and Address of Selling Security Holders      shares      Shares   Shares (2)    Shares       Ownership
   --------------------------------------------    -----------   -------  -----------   ------       ----------
The Excelsior Fund                                               100,000                100,000          *
7616 North 69th Place
Paradise Valley, AZ 85253

Joel Packer                                                        6,000                  6,000          *
531 Main Street
New York, NY 10044

Sergio Ciambellini                                                30,000                 30,000          *
Via Oropa, 3
20132 Milano
Italy

Elio Bianchi                                                      30,000                 30,000          *
Via Oropa, 3
20132 Milano
Italy

Bill Klepper                                                         500                    500          *
c/o MRV Communications, Inc.
8943 Fullbright Ave.
Chatsworth, CA 91311

Holger Germer                                                     35,000                 35,000          *
c/o MRV Communications, Inc.
8943 Fullbright Avenue
Chatsworth, CA 91311

Wilhiem Solch                                                     15,000                 15,000          *
c/o MRV Communications, Inc.
8943 Fullbright Avenue
Chatsworth, CA 91311

D. Scott Tracy                                                       500                    500          *
c/o David Koch
55 Argyle Road
Scarsdale, N.Y. 10583

Halifax Fund, L.P                                289,006         247,000     579,049  1,115,055 (3)     4.9%(3)
c/o Citco Fund Services Ltd.
Corporate Centre, West Bay Rd.
P.O. Box 31106 SMB
Grand Cayman, Cayman Islands
BWI


                                                          Beneficial Share Ownership Before Offering(1)
                                                   ------------------------------------------------------------
                                                   Outstanding   Warrant   Debenture    Total        Percentage
   Name and Address of Selling Security Holders      shares      Shares   Shares (2)    Shares       Ownership
   --------------------------------------------    -----------   -------  -----------   ------       ----------
Heracles Fund                                        20,243        6,000                 26,243          *
c/o Bank of Bermuda (Cayman) Limited
P.O. Box 513
Third Floor
British American Tower
Dr. Roy's Drive
Georgetown
Grand Cayman, Cayman Islands, BWI

Leonardo, L.P.                                       95,320       49,500     260,747    405,567       1.8%
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167

GAM Arbitrage Investments, Inc.                      18,688       10,500      57,944     87,132          *
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167

AG Super Fund International Partners, Inc.           15,573        7,500      36,215     59,288          *
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167

Raphael, L.P.                                        15,573        7,500      36,215     59,288          *
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167

Promethean Investment Group                                      165,147                165,147          *
40 West 57th Street
Suite 1520
New York, NY 10019

Colonial Penn Insurance Company                      83,794       22,778     246,261    352,833       1.6%
1818 Market Street
Philadelphia, PA 19181

Colonial Penn Life Insurance Company                 83,794       22,778     246,261    352,833       1.6%
1818 Market Street
Philadelphia, PA 19181

                                                          Beneficial Share Ownership Before Offering(1)
                                                   ------------------------------------------------------------
                                                   Outstanding   Warrant   Debenture    Total        Percentage
   Name and Address of Selling Security Holders      shares      Shares   Shares (2)    Shares       Ownership
   --------------------------------------------    -----------   -------  -----------   ------       ----------
Gleneagles Fund Company                              14,484        3,797      39,836     58,117          *
c/o Citco Fund Services, Ltd.
Corporate Centre, West Bay Rd.
P.O. Box 31106 SMB
Grand Cayman, Cayman Islands
BWI

Samyang Merchant Bank                                57,269                  362,149    419,418       1.9%
11th Floor, Youngpoong Bldg.
33 Seorin-dong, Chongno-ku
Seoul 110-110, Korea

CIBC Wood Gundy Securities Corporation               29,539       35,000     441,822    506,361       2.3%
425 Lexington Avenue
New York, NY 10017


Billy K. Yeh, M.D.                                   26,264        6,000                 32,264          *
13145 Old Cutter Road
Miami, FL 33156


Copernicus Capital LLC                               35,838       16,500      79,673    132,011          *
40 West 57th Street
New York, NY 10019

Intel Corporation                                   200,000(4)   500,000                700,000          *(4)
2200 Mission College Boulevard
Santa Clara, CA 95052-8114
----------

 *       Less than 1%.
(1) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants or the conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2) The Debentures are convertible into Common Stock at any time at the option of the holders (and will automatically convert into Common Stock at maturity if not earlier converted or redeemed at a conversion rate (the "Conversion Rate") equal to the quotient determined by dividing the principal plus accrued but unpaid interest at the conversion date by the "Conversion Date Market Price," as defined in the Debenture. The Conversion Date Market Price is a specified percentage of the prevailing market price of the Company's Common Stock on the conversion date, which is defined in the Debentures as the average of the closing bid price of a share of the Company's Stock on the Nasdaq National Market for the five trading days immediately preceding the conversion date. The Conversion Date Market Price is 85.5% of the applicable market price if the Debentures are converted during the 30 days beginning December 6, 1996. The Conversion Date Market Price decreases by an additional 1% each 30 days after January 4, 1997 until it reaches a floor of 77.5%. The number of Debenture Shares shown in the table includes the maximum number of such additional indeterminate number of shares as may be issuable upon conversion by reason of adjustments and fluctuations of the conversion price and assumes conversion of $17,825,000 principal amount of Debentures held by such holders at a rate of approximately $5.60 per share of Common Stock. At December 5, 1996, there were $17,825,000 principal amount of Debentures outstanding. Through December 5, 1996, $12,175,000 principal amount of Debentures had been converted into 785,385 shares of Common Stock at an average conversion rate of $15.50 per share. As the Conversion Rate applicable to, and therefore the number of Shares issuable upon, conversion of the outstanding Debentures is subject to adjustment based on the fluctuating Conversion Date Market Price and may be otherwise adjusted under certain other circumstances, the number of Debenture Shares issuable upon conversion of the Debentures outstanding from time to time may increase or decrease. The maximum number of Shares issuable upon conversion of the Debentures are 3,182,123, including up to 600,000 shares reserved for exercise of the Warrants and 785,385 shares issued upon conversion of the Debentures through December 5, 1996.

(3) Under the Debentures, conversion is limited so that a holder's beneficial ownership of the Company's Common Stock following conversion will not exceed 4.9% of the total issued and outstanding shares of Common Stock. But for such limitation, based on the same assumptions set forth in Note (2), the table would reflect for Halifax
         Fund: Outstanding Shares - 289,006; Warrant Shares - 247,000; Debenture Shares - 774,999; Total Shares - 1,311,005; and Percentage Ownership - 5.7%.

(4) Pursuant to an agreement with the Company, the outstanding shares are not transferable until February 25, 1997. The percentage ownership excludes shares issuable upon exercise of Intel's warrants, none of which was exercisable at December 5, 1996 or within 60 days thereafter. Warrants to purchase an aggregate of 300,000 shares become exercisable on February 25, 1997, and accordingly from and after February 25, 1997, Intel may sell up to 500,000 shares pursuant to this Prospectus.


         The information concerning the Selling Security Holders may change from time to time and will be set forth in Supplements to this Prospectus as required.

          The Company has agreed to pay all expenses incident to the registration of the offer and sale of the shares of Common Stock to the public pursuant to this Prospectus other than selling commissions and fees.

                          DESCRIPTION OF CAPITAL STOCK


         The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, par value $0.0034 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share. As of December 5, 1996, there were 21,641,169 shares of Common Stock outstanding.


COMMON STOCK

         The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of Common Stock also are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore, subject to preferences that may be applicable to any outstanding Preferred Stock. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption, conversion or cumulative voting rights. The outstanding shares of Common Stock, including the shares offered by the Selling Stockholders hereby, are, and the Warrant Shares and Debenture Shares offered hereby by the Sellers of Warrant Shares and Sellers of Debenture Shares will be, when the Warrant Shares are duly issued upon exercise of the Warrants and when the Debenture Shares are issued upon conversion of the Debentures, as the case may be, validly authorized and issued, fully paid and nonassessable.

PREFERRED STOCK

         Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority to issue 1,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences, and relative, participating, optional, or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences, and the number of shares constituting any series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deferring, or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. The Company has no shares of Preferred Stock outstanding and has no plans to issue any such shares. The Company has agreed not to issue any shares of preferred stock before December 7, 1997, without the prior written consent of H. J. Meyers & Co., Inc. (the successor to Thomas James Associates, Inc. the Company's underwriter in its initial public stock offering).

WARRANTS


         At December 5, 1996 the Company had outstanding warrants to purchase an aggregate of 3,533,280 shares of Common Stock at exercise prices ranging from $4.25 to $26.75 and expiring from January 1998 to January 2001.



DEBENTURES


         In September 1996, the Company completed a private placement of an aggregate of $30,000,000 principal amount of Debentures to a total of 12 investors. At December 5, 1996, there were $17,825,000 principal amount of Debentures outstanding. The Debentures bear interest at 5% per annum payable semi-annually on February 7 and August 7. The Debentures are convertible into Common Stock at any time at the option of the holders (and will automatically convert into Common Stock at maturity if not earlier converted or redeemed at a conversion rate (the "Conversion Rate") equal to the quotient determined by dividing the principal plus accrued but unpaid interest at the conversion date by the "Conversion Date Market Price," as defined in the Debenture. The Conversion Date Market Price is a specified percentage of the prevailing market price of the Company's Common Stock on the conversion date, which is defined in the Debentures as the average of the closing bid price of a share of the Company's Stock on the Nasdaq National Market for the five trading days immediately preceding the conversion date. The Conversion Date Market Price is 85.5% of the applicable market price if the Debentures are converted during the 30 days beginning December 6, 1996. The Conversion Date Market Price decreases by an additional 1% each 30 days after January 4, 1997 until it reaches a floor of 77.5%. Provided that the Registration Statement of which this Prospectus is a part (the "Registration Statement") remains effective, the Company can force conversion of $8,050,000 principal amount of Debentures (the "First Series of Debentures") at the applicable Conversion Rate from and after 60 business days of the effective date of the Registration Statement (the "Effective Date") upon at least 30 business days' prior notice and the Company can force conversion of the remaining $9,775,000 principal amount of Debentures at the applicable Conversion Rate from and after the business day following the conversion of the First Series of Debentures in their entirety upon at least 30 business days' prior notice. In conjunction with the issuance of the Debentures the Company issued the Debenture Warrants, exercisable until August 6, 1999 at a weighted average exercise price of $26.67 per share, to purchase an aggregate of 600,000 shares of Common Stock. The shares underlying the Debenture Warrants are also included in the Warrant Shares covered by this Prospectus.


TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar of the Common Stock is American Stock Transfer & Trust Co., New York, New York.

                              PLAN OF DISTRIBUTION

       The distribution of the Shares by the Selling Security Holders may be effected from time to time in one or more transactions for their own accounts (which may include block transactions) on The Nasdaq National Market or any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling Shares to or through broker-dealers, including broker-dealers who may act as underwriters, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Security Holders may also sell Common Stock pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act") or pledge Shares as collateral for margin accounts, and such Shares could be resold pursuant to the terms of such accounts.

        The aggregate proceeds to the Selling Security Holders from the sale of the Shares will be the purchase price of such Shares less discounts, concessions or commissions, if any. The Company will pay all other expenses of this offering which are estimated at $110,000.

        The Selling Security Holders and any brokers, dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions or commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares may be deemed to be underwriting compensation under the Securities Act.

         Certain of the Selling Security Holders may utilize Hampshire Securities as a broker to effectuate sales for them. Included in the Warrant Shares are 146,910 shares of Common Stock (the "Representative's Warrant Shares") being offered by Hampshire Securities Corporation ("Hampshire Securities") and certain of its principals. Hampshire Securities was the representative of the underwriters in the Company's public offering in January 1995 and the Company issued Hampshire Securities warrants (the
"Representative's Warrants") to purchase the Warrant Shares at $5.60 per share.

         Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Shares of the Company offered by this Prospectus (other than any broker-dealer qualifying as a "passive market-maker" and effecting transactions in accordance with Rule 10b-6A under the Exchange
Act) may not simultaneously engage in market making activities with respect to the Shares of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, without limiting the foregoing, each Selling Warrant Holders and Selling Stockholders will need to comply with the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10B-7, which provisions may limit the timing of purchases and sales of Shares by such Selling Warrant Holders or Selling Stockholders.

                                 LEGAL MATTERS
         The validity of the Common Stock being offered hereby has been passed upon for the Selling Security Holders by Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California.


                                    EXPERTS
         The audited Consolidated Financial Statements of the Company incorporated by reference into this Prospectus from the Company's Form 10-K AND 10-K/A for the year ended December 31, 1995 and the Combined Financial Statements of the Fibronics Ltd. Group incorporated herein from the Company's Form 8-K/A have been audited by Arthur Andersen LLP, and Luboshitz, Kasierer & Co. Arthur Andersen, respectively, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firms as experts in giving said reports.

================================================================


NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER
ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN
NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE
DATE HEREOF.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER
TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE COMMON STOCK OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT
IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
               _________________________

                   TABLE OF CONTENTS

                                                   Page
Available Information . . . . . . . . . . . . . . .  2
Prospectus Summary  . . . . . . . . . . . . . . . .  3
Risk Factors  . . . . . . . . . . . . . . . . . . .  5
The Company . . . . . . . . . . . . . . . . . . . . 10
Use of Proceeds . . . . . . . . . . . . . . . . . . 11
Dividend Policy . . . . . . . . . . . . . . . . . . 11
Price Range of Common Stock . . . . . . . . . . . . 12
Selected Financial Data . . . . . . . . . . . . . . 13
Management's Discussion and Analysis of
 Results of Operations and Financial Condition  . . 15
Business  . . . . . . . . . . . . . . . . . . . . . 22
Management  . . . . . . . . . . . . . . . . . . . . 37
Principal Stockholders and Selling
 Security Holders . . . . . . . . . . . . . . . . . 42
Description of Capital Stock  . . . . . . . . . . . 53
Plan of Distribution  . . . . . . . . . . . . . . . 54
Legal Matters . . . . . . . . . . . . . . . . . . . 55
Experts . . . . . . . . . . . . . . . . . . . . . . 55

                    7,886,707 SHARES

                  MRV COMMUNICATIONS, INC.

                       COMMON STOCK






                 ------------------------

                        PROSPECTUS

                 ------------------------






                    December __, 1996




================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the Common Stock being registered hereby, other than underwriting commissions and discounts, all of which are estimated except for the SEC filing fee.


                                     Item                                            Amount
                                     ----                                            ------
               SEC registration fee  . . . . . . . . . . . . . . . . . . . . . .     34,407

               Printing expenses . . . . . . . . . . . . . . . . . . . . . . . .     15,000

               Legal fees and expenses . . . . . . . . . . . . . . . . . . . . .     50,000

               Accounting fees and expenses  . . . . . . . . . . . . . . . . . .     20,000

               Miscellaneous expenses  . . . . . . . . . . . . . . . . . . . . .      5,593
                                                                                    -------
                       Total   . . . . . . . . . . . . . . . . . . . . . . . . .    125,000
                                                                                    =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article 8 of the Registrant's Certificate of Incorporation and Article IX of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees, and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and executive officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

ITEM 16.  EXHIBITS

 5 Opinion of Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation

 23.1    Consent of Arthur Andersen LLP

 23.2    Consent of Luboshitz, Kasierer & Co. Arthur Andersen

 23.3 Consent of Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation (contained in Exhibit 5)

 24.1    Power of Attorney (contained in Signature page)


ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that the undertakings set forth in paragraph (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. in the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on the 6th day of December 1996.

                                       MRV COMMUNICATIONS, INC.


                                       By: /s/ NOAM LOTAN
                                           _________________________________
                                           Noam Lotan, President and
                                           Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes an appoints Noam Lotan, Zeev Rav-Noy and Edmund Glazer, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys- in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 Names                                      Title                               Date
                 -----                                      -----                               ----


    /s/       NOAM LOTAN                 President, Chief Executive Officer                December 6, 1996
 ------------------------------------    (Principal Executive Officer), and a
              Noam Lotan                 Director



    /s/       ZEEV RAV-NOY               Chief Operating Officer,                          December 6, 1996
 ------------------------------------    Treasurer, and a Director
              Zeev Rav-Noy




   /s/        SHLOMO MARGALIT            Chairman of the Board, Chief Technical            December 6, 1996
 ------------------------------------    Officer, Secretary, and a Director
              Shlomo Margalit



  /s/          EDMUND GLAZER             Vice President of Finance  and                    December 6, 1996
 ------------------------------------    Administration, Chief Financial Officer
               Edmund Glazer             (Principal Financial and Accounting
                                         Officer)


  /s/        LEONARD MAUTNER             Director                                          December 6, 1996
 ------------------------------------
               Leonard Mautner


  /s/          MILTON ROSENBERG          Director                                          December 6, 1996
 ------------------------------------
               Milton Rosenberg